                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               TACO CABANA, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The proposed maximum aggregate offering price was calculated as follows:
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:
[X]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

[TACO CABANA, INC. LOGO]

November 14, 2000

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Taco Cabana, Inc. to be held on Monday, December 18, 2000, at 10:00 a.m., Central Standard Time, at Taco Cabana's headquarters at 8918 Tesoro Drive, San Antonio, Texas 78217.

  At this important meeting, you will be asked to consider and vote upon the merger of Taco Cabana with a subsidiary of Carrols Corporation, a Delaware corporation. The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the stockholders' meeting. Please read these materials carefully. A copy of the merger agreement is attached to the proxy statement as Appendix A. If the transaction is completed, Taco Cabana stockholders will become entitled to receive $9.04 per share in cash for each of their shares of Taco Cabana common stock together with the associated stockholder rights distributed to the stockholders in connection with Taco Cabana's stockholder rights agreement. After the merger, Taco Cabana will be a wholly-owned subsidiary of Carrols.

  YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, TACO CABANA STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

  YOUR VOTE IS IMPORTANT. We cannot complete the transaction unless the holders of a majority of the outstanding Taco Cabana shares vote to approve the merger agreement and the merger. Whether or not you plan to attend the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope or take advantage of our telephone or Internet voting procedures. If you fail to return the proxy card, vote by telephone or Internet or vote in person at the special meeting, it will have the same effect as a vote against the merger.

                                          Sincerely,

                                          /s/ Stephen V. Clark
                                          Stephen V. Clark
                                          Chief Executive Officer and
                                           President

(LOGO OF TACO CABANA, INC.)

                         8918 TESORO DRIVE, SUITE 200
                           SAN ANTONIO, TEXAS 78217

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 18, 2000

                               ----------------

  Notice is hereby given that a special meeting of stockholders of Taco Cabana, Inc., a Delaware corporation, will be held on Monday, December 18, 2000 at 10:00 a.m., Central Standard Time, at Taco Cabana's headquarters at 8918 Tesoro Drive, San Antonio, Texas 78217 for the following purpose:

  To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 6, 2000, among Taco Cabana, Carrols Corporation, and Spur Acquisition Corp., a wholly-owned subsidiary of Carrols formed for the purpose of the merger, and to approve the merger contemplated by that agreement under which Spur Acquisition Corp. will be merged with and into Taco Cabana and stockholders of Taco Cabana will become entitled to receive $9.04 per share in cash for each of their shares of Taco Cabana common stock together with the associated stockholder rights distributed to the stockholders in connection with Taco Cabana's stockholder rights agreement. After the merger, Taco Cabana will be a wholly-owned subsidiary of Carrols.

  Only those persons who were holders of record of Taco Cabana common stock at the close of business on the record date of November 8, 2000 are entitled to notice of, and to vote at, the special meeting.

  Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Taco Cabana common stock entitled to vote at the special meeting. THE BOARD OF DIRECTORS OF TACO CABANA HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, TACO CABANA STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

  Any stockholder who does not wish to accept $9.04 per share of Taco Cabana common stock and who properly perfects the right to an appraisal under Delaware law will have the right to have the fair value of his, her or its shares determined by the Delaware Court of Chancery. A copy of the relevant provisions of Delaware law is attached as Appendix C to the proxy statement. This appraisal right is subject to a number of restrictions and technical requirements described in the attached proxy statement, including the requirements that a stockholder exercising his, her or its appraisal rights must make a written demand for appraisal of his, her or its shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger.


  The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ David G. Lloyd
                                          David G. Lloyd
                                          Secretary

San Antonio, Texas
November 14, 2000

[LOGO OF TACO CABANA, INC.]

                         8918 TESORO DRIVE, SUITE 200
                           SAN ANTONIO, TEXAS 78217

                               ----------------

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 18, 2000

                               ----------------

  This proxy statement is being furnished to holders of common stock of Taco Cabana, Inc., a Delaware corporation, in connection with the solicitation of proxies by Taco Cabana's board of directors for use at the special meeting of Taco Cabana stockholders to be held at Taco Cabana's headquarters at 8918 Tesoro Drive, San Antonio, Texas 78217 on Monday, December 18, 2000 at 10:00 a.m., Central Standard Time. The special meeting has been called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 6, 2000, among Taco Cabana, Carrols Corporation and Spur Acquisition Corp., a wholly-owned subsidiary of Carrols formed for the purpose of the merger. Pursuant to the merger agreement, Spur Acquisition Corp. will be merged with and into Taco Cabana. As a result of the merger, the separate corporate existence of Spur Acquisition Corp. will cease, and Taco Cabana will continue as the surviving corporation and as a wholly-owned subsidiary of Carrols. A copy of the merger agreement is attached to this proxy statement as Appendix A.

  Pursuant to the merger, each share of Taco Cabana common stock issued and outstanding immediately prior to the effective time of the merger, together with the associated stockholder rights distributed to the stockholders in connection with Taco Cabana's stockholder rights agreement, will be converted into the right to receive $9.04 in cash, without interest. Upon the effective time of the merger, Taco Cabana stockholders will no longer have an interest in Taco Cabana. The board of directors of Taco Cabana and its advisors negotiated the $9.04 price per share and the other terms of the merger agreement. The board of directors of Taco Cabana has determined that the merger and the merger agreement are fair to and in the best interests of Taco Cabana and its stockholders and unanimously recommends that the Taco Cabana stockholders approve and adopt the merger agreement and the merger.

  Approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Taco Cabana common stock entitled to vote at the special meeting. A list of the stockholders of Taco Cabana as of the close of business on November 8, 2000 will be available for inspection during business hours for ten days prior to the special meeting at Taco Cabana's principal executive offices located at 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217.

  All shares of Taco Cabana common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the approval and adoption of the merger agreement. A Taco Cabana stockholder may revoke his, her or its proxy at any time prior to its use by delivering to Taco Cabana's corporate secretary a signed notice of revocation or a later-dated and signed proxy or by attending the special meeting and voting in person.

  Any stockholder who does not wish to accept $9.04 per share of Taco Cabana common stock and who properly perfects the right to an appraisal under Delaware law will have the right to have the fair value of his, her or its shares determined by the Delaware Court of Chancery. A copy of the relevant provisions of Delaware law is attached as Appendix C to the proxy statement. This appraisal right is subject to a number of restrictions and technical requirements described in the attached proxy statement, including the requirements that a stockholder exercising his, her or its appraisal rights must make a written demand for appraisal of his, her or its shares before the taking of the vote at the special meeting and must not vote in favor of the merger.

  The board of directors of Taco Cabana knows of no additional matters that will be presented for consideration at the special meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares of Taco Cabana common stock covered thereby on such other business, if any, that may properly come before the special meeting. This proxy statement and the accompanying form of proxy are first being mailed to Taco Cabana stockholders on or about November 15, 2000.

The date of this proxy statement is November 14, 2000.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET........................................................   1
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   2
SUMMARY...................................................................   4
  The Participants........................................................   4
  The Merger..............................................................   4
  The Stockholders' Meeting...............................................   8
  Merger Financing........................................................   8
TACO CABANA'S SELECTED HISTORICAL FINANCIAL DATA..........................   9
MARKETS AND MARKET PRICE..................................................  11
SPECIAL FACTORS...........................................................  12
  The Participants........................................................  12
  Structure of the Merger.................................................  12
  Merger Consideration....................................................  12
  Background of the Merger................................................  13
  Purpose and Reasons for the Merger; Recommendation of the Board of
   Directors..............................................................  16
  Opinion of Financial Adviser............................................  18
  Treatment of Existing Stock Options.....................................  21
  Merger Financing........................................................  22
  Material U.S. Federal Income Tax Consequences...........................  22
  Accounting Treatment....................................................  23
  Regulatory Matters......................................................  23
  Additional Interests of Taco Cabana's Management........................  24
  Executive Officers and Directors of the Surviving Corporation...........  25
  Consequences of the Merger; Plans for Taco Cabana After the Merger......  25
  Conduct of Taco Cabana's Business if the Merger is Not Completed........  25
THE MERGER AGREEMENT......................................................  26
  The Merger..............................................................  26
  Completion of the Merger................................................  26
  Certificate of Incorporation, By-Laws, Directors, and Officers of the
   Surviving Corporation..................................................  26
  Representations and Warranties..........................................  26
  Covenants...............................................................  27
  Conditions to Completing the Merger.....................................  28
  Termination of the Merger Agreement.....................................  29
  Termination Fee and Expense Reimbursement...............................  30
THE SPECIAL MEETING.......................................................  30
  General.................................................................  30
  Record Date and Voting; Quorum..........................................  31
  Required Vote...........................................................  31
  Proxies; Revocation.....................................................  31
  Expenses of Proxy Solicitation..........................................  32
  Adjournments............................................................  32
APPRAISAL RIGHTS..........................................................  32
  Filing Written Objection; No Voting in Favor of the Merger Proposal.....  33
  Notice by Taco Cabana; Court Determination..............................  34
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS.......  36
EXECUTIVE OFFICERS AND DIRECTORS OF TACO CABANA...........................  37
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...............  38
WHERE YOU CAN FIND MORE INFORMATION.......................................  38
STOCKHOLDER PROPOSALS.....................................................  39
Appendix A: Agreement and Plan of Merger dated as of October 6, 2000
Appendix B: Opinion of Donaldson, Lufkin & Jenrette dated October 4, 2000
Appendix C: Statutory Provisions Regarding Appraisal Rights: Section 262
            of the Delaware General Corporation Law

                              SUMMARY TERM SHEET

  This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the appendices.

  Stockholder Vote. You are being asked to approve the merger agreement and the merger of Spur Acquisition Corp., a wholly-owned subsidiary of Carrols Corporation, into Taco Cabana. The merger agreement must be approved by the holders of a majority of the outstanding shares of Taco Cabana common stock. See "The Special Meeting" beginning on page 30.

  Payment. As a result of the merger, each share of Taco Cabana common stock, together with the associated stockholder rights distributed to the stockholders in connection with Taco Cabana's stockholder rights agreement, will be converted into the right to receive $9.04 in cash, without interest or other payment. You will not own any Taco Cabana common stock or any other interest in Taco Cabana after completion of the merger. See "The Merger Agreement" beginning on page 26.

  Spur Acquisition Corp. Spur Acquisition Corp. is a newly formed Delaware corporation that is wholly-owned by Carrols Corporation. See "Summary--The Participants" beginning on page 4.

  Tax Consequences. Generally, the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $9.04 and your adjusted tax basis for each share of Taco Cabana common stock that you own, unless you are subject to the special tax situations discussed in this proxy statement. See "Special Factors-- Material U.S. Federal Income Tax Consequences" beginning on page 22.

  Conditions. Completion of the merger is subject to Taco Cabana stockholders' approval as well as other conditions, including Carrols' obtaining the necessary financing to complete the merger. Carrols has entered into a binding commitment letter with The Chase Manhattan Bank and Chase Securities, Inc. Under the commitment letter, Chase Manhattan has agreed, subject to certain customary conditions, to underwrite all such financing. See "The Merger Agreement--Conditions to Completing the Merger" beginning on page 28 and "Special Factors--Merger Financing" beginning on page 22.

  Appraisal Rights. If you do not wish to accept $9.04 per share of Taco Cabana common stock, you may have the fair value of your shares determined by the Delaware Chancery Court if you properly perfect your right to an appraisal under Delaware law. Your appraisal right is subject to certain restrictions and technical requirements which are described in the proxy statement. See "Appraisal Rights" beginning on page 32.

  After the Merger. Upon completion of the merger, Carrols will own all of the capital stock of Taco Cabana, and Taco Cabana will be a wholly-owned subsidiary of Carrols. See "Special Factors--The Participants" beginning on page 12.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive $9.04 in cash for each share of Taco Cabana common stock, together with the associated stockholder rights distributed to the stockholders in connection with Taco Cabana's stockholder rights agreement, that you hold.

Q: WHAT KIND OF PREMIUM TO THE PRICE OF TACO CABANA STOCK IS IMPLIED BY THE MERGER CONSIDERATION?

A: The merger consideration of $9.04 per share of Taco Cabana common stock, together with the associated stockholder rights distributed to the stockholders in connection with Taco Cabana's stockholder rights agreement, represents a premium of approximately 117.5% over the closing price of Taco Cabana common stock on October 5, 2000, the last trading day preceding the announcement of the merger agreement. The closing price per share of Taco Cabana common stock on November 10, 2000, the last trading day practicable for which information was available prior to the date of the first mailing of this proxy statement, was $8.625.

Q:  WHAT WILL HAPPEN TO MY STOCK OPTIONS?

A: If you own options to purchase shares of Taco Cabana common stock from Taco Cabana, the vesting date of any otherwise unexercisable options will be accelerated and you may elect to exercise such stock options prior to the effective date of the merger. In that case, the shares you acquire upon exercise will be treated in the same way as other shares in the merger. Alternatively, you will be entitled to receive, for each share subject to an option, the excess of $9.04 over the exercise price per share of that option, regardless of whether the option is fully vested. The amount you will receive, however, will be reduced to the extent of any federal and state income and payroll tax withholding that is due. Options having an exercise price per share of $9.04 or more will be cancelled without payment, and no options will survive the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect that the approval of the merger agreement and the merger by Taco Cabana's stockholders will be the last condition to completing the merger and that the merger will be completed within two business days following the meeting date.

Q:  WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: You generally will recognize gain or loss, as the case may be, with respect to the receipt of cash in exchange for your shares of Taco Cabana common stock.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to vote to approve the merger agreement and the merger. The merger agreement and the merger must be approved by the affirmative vote of a majority of the outstanding shares of Taco Cabana common stock.

Q:  HOW DOES THE BOARD OF DIRECTORS OF TACO CABANA RECOMMEND THAT I VOTE?

A: The Taco Cabana board believes that the terms of the merger are fair to, and in the best interests of, Taco Cabana stockholders and unanimously recommends that stockholders vote "FOR" approval of the merger agreement and the merger.

Q:  WHO WILL OWN TACO CABANA AFTER THE MERGER?

A: As a result of the merger, Taco Cabana will become a privately-held company owned by Carrols Corporation.

Q:  WHAT WILL HAPPEN TO THE MARKET FOR TACO CABANA'S COMMON STOCK AFTER THE
    MERGER?

A: At the effective time of the merger, trading in Taco Cabana's common stock on the Nasdaq National Market will cease. Price quotations for Taco Cabana's common stock will no longer be available, and the registration of Taco Cabana's common stock under the Securities Exchange Act of 1934 will be terminated.

Q:  WHO CAN VOTE?

A: Stockholders of record as of the close of business on the record date of November 8, 2000 are entitled to vote at the stockholders' meeting. The common stock of Taco Cabana is the only security of Taco Cabana entitled to vote at the meeting, and each share of common stock is entitled to one vote.

Q:  HOW DO I VOTE?

A: All holders of record may vote by mail. Stockholders of record may vote in person at the meeting or vote by proxy card, by telephone or by Internet. Beneficial owners will receive instructions from their bank, broker, or other nominee describing how to vote their shares. Beneficial owners can vote by telephone or via the Internet if those options are offered by the bank, broker, or other nominee.

    Voting by Mail. Stockholders of record may sign, date, and mail their proxies in the enclosed postage-paid envelope. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be voted FOR the merger proposal.

    Voting by Telephone. Stockholders of record may vote by using the toll-free number and following the instructions listed on the proxy card.

    Voting via the Internet. Stockholders of record may vote via the Internet as instructed on the proxy card.

Q:  HOW MAY I CHANGE MY VOTE?

A: You may revoke your proxy any time before it is exercised at the meeting by (1) notifying Taco Cabana's Corporate Secretary in writing or (2) returning a later-dated proxy. If you hold your shares through a bank, broker or other nominee, you should contact that firm to find out how to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You will receive instructions for surrendering your stock certificates in exchange for the cash payment in a separate mailing after the stockholders' meeting.

Q:  WHAT IF I OBJECT TO THE MERGER? AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Any stockholder who does not wish to accept $9.04 per share cash consideration in the merger has the right under Delaware law to have his, her or its shares appraised by the Delaware Chancery Court. Generally, in order to exercise appraisal rights, among other things, you must NOT vote in favor of the merger agreement, and you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have more questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy, you should contact:

    Information Agent
    Georgeson Shareholder Communications Inc.
    17 State Street, 10th Floor
    New York, New York 10004
    Telephone Number: (800) 223-2064

  You may also obtain additional information about Taco Cabana from the documents it files with the Securities and Exchange Commission by following the instructions in the section "Where You Can Find More Information" beginning on page 38.

                                    SUMMARY

  The following is a summary of material information contained in this proxy statement. For more information, you should refer to the discussion in the main body of this proxy statement along with the exhibits and the information incorporated by reference. A copy of the merger agreement is attached as Appendix A to this proxy statement and incorporated by reference. You should refer to that agreement for a complete statement of the terms of the merger.

The Participants (page 12)

 Taco Cabana, Inc.

  Taco Cabana, Inc. pioneered the Mexican patio cafe concept with its first restaurant in 1978 and, as of October 1, 2000 operates and franchises a total of 126 such restaurants system-wide. Of these, Taco Cabana owns and operates 116 restaurants; franchisees own and operate the 10 remaining restaurants. Taco Cabana's restaurants (including franchises) are located primarily in Texas and are also located in Arizona, Georgia, Indiana, New Mexico and Oklahoma. Shares of Taco Cabana common stock are listed on the Nasdaq National Market under the symbol "TACO." Taco Cabana's corporate headquarters are located at 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217, and its telephone number is (210) 804-0990.

 Carrols Corporation

  Carrols Corporation is an operator of quick-service restaurants. Carrols is one of the largest Burger King(R) franchisees in the United States and has operated Burger King restaurants since 1976 and Pollo Tropical restaurants since July 1998. As of October 1, 2000, Carrols operated 354 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. Carrols also owns and operates the Pollo Tropical(R) restaurant chain which at October 1, 2000 included 46 company-owned restaurants in Florida and 22 franchised restaurants located in Puerto Rico and Ecuador. Pollo Tropical is a regional quick-service restaurant chain operating under the names "Pollo Tropical" and "Tropi-Grill" and featuring grilled marinated chicken and authentic "made from scratch" side dishes. Carrols' corporate headquarters are located at 968 James Street, Syracuse, New York 13203, and its telephone number is (315) 424-0513.

 Spur Acquisition Corp.

  Spur Acquisition Corp. was incorporated in Delaware on October 5, 2000 for the sole purpose of completing the merger. It has not carried on any activities to date other than those incident to its formation, entering into the merger agreement, and completion of the merger. Spur Acquisition Corp.'s address is 968 James Street, Syracuse, New York 13203, and its telephone number is (315) 424-0513.

The Merger (page 26)

 Structure of the Merger (page 12)

  The proposed transaction will be structured as a merger of Spur Acquisition Corp. into Taco Cabana, with Taco Cabana being the surviving corporation and becoming a wholly-owned subsidiary of Carrols.

 What Taco Cabana Stockholders will Receive in the Merger (page 12)

  Taco Cabana stockholders will receive $9.04 in cash for each share of Taco Cabana common stock, together with the associated stockholder rights distributed to the stockholders in connection with Taco Cabana's stockholder rights agreement, that they hold.

 Recommendation of Taco Cabana's Board of Directors (page 16)

  The Taco Cabana board of directors believes that the terms of the merger are fair to, and in the best interests of, Taco Cabana and its stockholders and unanimously recommends that stockholders vote "FOR" approval of the merger agreement and the merger.

 Opinion of Financial Adviser (page 18)

  The board of directors of Taco Cabana received Donaldson, Lufkin & Jenrette's oral opinion, delivered at the October 4, 2000 meeting of the board of directors (which was also confirmed in writing), that, as of October 4, 2000 and based upon and subject to the matters stated in its opinion, the $9.04 per share in cash to be received by Taco Cabana's stockholders in the merger was fair, from a financial point of view, to those stockholders. THE FULL TEXT OF DLJ'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY DLJ, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. YOU ARE URGED TO, AND SHOULD, READ THE OPINION OF DLJ CAREFULLY. In addition, the presentation of and the factors considered by DLJ in delivering its fairness opinion, as discussed under "Special Factors--Opinion of Financial Adviser," supported the board's determination to recommend the merger to the stockholders of Taco Cabana.

 Completion of the Merger (page 26)

  The merger will be completed when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as provided in the certificate of merger in accordance with the Delaware General Corporation Law. The parties anticipate that the certificate of merger will be filed and the merger will be completed within two business days after the special stockholders' meeting.

 Regulatory Matters (page 24)

  The merger is subject to the expiration and termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; on October 31, 2000, the FTC advised Taco Cabana that it had been granted early termination of the waiting period for the merger under the HSR Act.

 Conditions that Must Be Satisfied for the Merger to be Completed (page 28)

  The completion of the merger depends on several conditions being satisfied or waived, including, among others, the following:

  . the approval of the merger agreement and the merger by holders of a majority of the outstanding shares of Taco Cabana common stock;

  . the financing for the merger shall have been made available; in this regard, Carrols has received a binding written commitment from The Chase Manhattan Bank, its current lead lender, to provide the funds necessary to complete the merger; however, this commitment is subject to certain customary conditions;

  . the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; on October 31, 2000, the FTC advised Taco Cabana that it had been granted early termination of the waiting period for the merger under the HSR Act;

  .  the absence of any legal prohibition against the merger;

  . the material accuracy of the representations and warranties of the parties contained in the merger agreement and the material compliance with the obligations of the parties to be performed under the merger agreement; and

  .  obtaining the necessary landlord and other consents and approvals.

 Termination of the Merger Agreement (page 29)

  The parties to the merger agreement may agree to terminate the merger agreement by mutual consent at any time before completing the merger, even after Taco Cabana's stockholders have approved the merger agreement and the merger.

  Either Carrols or Taco Cabana may terminate the merger agreement if:

  . the merger is not completed by June 30, 2001, unless the party seeking to terminate the agreement has caused the failure to complete the merger by failing to fulfill its obligations under the merger agreement;

  . any permanent injunction or action by any governmental entity preventing the consummation of the merger shall have become final and non-appealable;

  . the other party shall have materially breached a representation, warranty, covenant or agreement of that party contained in the merger agreement;

  . a representation or warranty of the other party shall have become untrue such that the conditions that the representations and warranties of such party or an obligation of such party would be incapable of being satisfied by June 30, 2001;

  . Taco Cabana's stockholders do not approve the merger agreement and the merger at the stockholders' meeting.

  In addition, Carrols may terminate the merger agreement if Taco Cabana's board of directors:

  . withdraws or adversely modifies its recommendation of the merger agreement, the merger or any of the transactions contemplated by the merger agreement;

  . approves or recommends a competing transaction to the Taco Cabana stockholders;

  . continues discussions with a third party relating to a third-party acquisition or business combination offer for more than 21 calendar days after such offer is received; or

  . does not reject a tender offer or exchange offer proposal by a third party within 10 business days of its commencement or the date such proposal is first publicly disclosed.

 Termination Fee and Expense Reimbursement (page 30)

  Taco Cabana has agreed to pay Carrols an amount equal to $4,500,000 plus reimburse all of Carrols' expenses not to exceed $850,000 in the event the merger agreement is terminated:

  . due to a material breach by Taco Cabana of an agreement, representation or warranty and Taco Cabana enters into a definitive agreement at any time prior to or within twelve months after the date of the merger agreement providing for an acquisition or a business combination at a price per share greater than $9.04;

  . because the Taco Cabana stockholders do not approve the merger agreement and the merger at the special stockholders' meeting and at the time of the special stockholders' meeting there exists an alternative proposal for a business combination with an entity other than Carrols which either (1) the Taco Cabana board of directors has not publicly opposed or (2) is consummated or a definitive agreement relating to such business combination is entered into at any time prior to or within twelve months after the termination of the merger agreement;

  . by Carrols upon the Taco Cabana board of directors withdrawing or adversely modifying its recommendation of the merger agreement, the merger, or any of the transactions contemplated by the merger agreement or recommending a competing transaction providing for an acquisition or business combination;

  . by Carrols upon Taco Cabana's board of directors continuing discussions relating to a third-party acquisition or business combination offer for more than 21 calendar days after such offer is received; or

  . by Carrols upon Taco Cabana's board of directors failing to reject a tender offer or exchange offer proposal by a third party within 10 business days of its commencement or the date such proposal is first publicly disclosed.

  Taco Cabana has agreed to pay Carrols' expenses, not to exceed $850,000, in the event Carrols terminates the merger agreement due to Taco Cabana's material breach of an agreement, representation or warranty, but Taco Cabana does not enter into a definitive agreement within 12 months of the date of the merger agreement for a business combination at a price per share greater than $9.04.

  Carrols has agreed to reimburse Taco Cabana for its expenses, not to exceed $850,000, in the event the merger agreement is terminated solely as a result of Carrols' inability to obtain financing due to its lenders refusing to consummate the financing due to its or their assertion that a material adverse change has occurred for any reason other than a material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Taco Cabana and its subsidiaries, taken as a whole.

 Material U.S. Federal Income Tax Consequences (page 22)

  Taco Cabana stockholders will generally recognize a gain or a loss with respect to the receipt of cash in exchange for their shares of Taco Cabana common stock. The amount of your gain or loss will be determined by the difference between the cash you receive and your tax basis in your shares of Taco Cabana common stock.

 Appraisal Rights (page 32)

  Any stockholder who does not wish to accept $9.04 per share cash consideration in the merger has the right under Delaware law to have his, her or its shares appraised by the Delaware Chancery Court. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

  .  you must NOT vote in favor of the merger agreement and the merger; and

  . you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote at the special meeting with respect to the merger agreement and the merger.

  Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Appendix C to this proxy statement contains the Delaware statutory provision relating to your right of appraisal. Failure to follow all of the steps required by this statutory provision will result in the loss of your right of appraisal.

 Additional Interests of Taco Cabana's Management (page 24)

  In considering the recommendation of the board of directors, you should be aware that certain of Taco Cabana's officers and directors have interests in the merger or have certain relationships, including those referred to below, that present or may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including:

  . the interests of officers and directors who hold, in the aggregate, 154,401 shares of outstanding Taco Cabana common stock and stock options to purchase approximately 924,506 shares of Taco Cabana common stock, including stock options that will vest in connection with the merger, entitling the holders to cash payments (to the extent such stock options have an exercise price of less than $9.04 per share);

  . the obligation of the surviving corporation to continue to provide certain indemnification and related insurance coverage to directors and officers of Taco Cabana following the merger; and

  . the existence of severance agreements between Taco Cabana and certain of its officers, which provide for severance payments in the event of termination of these officers' employment by Taco Cabana.

  The board of directors was aware of these actual or potential conflicts of interest and considered them along with other matters in approving the merger.

The Stockholders' Meeting (page 30)

 Date, Time, Place, and Purpose of the Meeting (page 30)

  Taco Cabana will hold a special meeting of stockholders on Monday, December 18, 2000 at 10:00 a.m., Central Standard Time at Taco Cabana's offices, 8918 Tesoro Drive, Suite 200, San Antonio, Texas. At the meeting, Taco Cabana stockholders of record at the close of business on the record date of November 8, 2000 will be asked to approve the merger agreement and the merger. No other business is expected to be conducted at the meeting.

 Record Date and Outstanding Shares (page 31)

  Only holders of record of Taco Cabana common stock at the close of business on the record date are entitled to vote at the special meeting. As of that time, there were 11,651,232 shares of Taco Cabana common stock outstanding and entitled to vote, held by approximately 840 record holders.

 Quorum (page 31)

  The required quorum for the transaction of business at the special meeting is a majority of the shares of Taco Cabana common stock outstanding on the record date.

 Required Vote (page 31)

  The affirmative vote of a majority of the outstanding shares of Taco Cabana common stock is required to approve the merger agreement and the merger. Each stockholder is entitled to one vote per share. As of the record date, approximately 1.3% of the outstanding shares entitled to vote were held by Taco Cabana's directors, executive officers and their affiliates. All of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger agreement and the merger.

Merger Financing (page 22)

  The total amount of funds required to (1) fund the payment of the merger consideration and the surrender of outstanding stock options (approximately $110.2 million), (2) repay and/or fund Taco Cabana's existing indebtedness and other obligations (approximately $42.0 million) and (3) pay the fees and expenses in connection with the merger (approximately $6.4 million) is estimated to be approximately $158.6 million.

  Carrols has received a binding commitment from The Chase Manhattan Bank to finance this transaction. This financing commitment is subject to certain customary conditions.

               TACO CABANA'S SELECTED HISTORICAL FINANCIAL DATA

  Taco Cabana's selected historical financial data presented below as of and for the five fiscal years ended January 2, 2000 are derived from the financial statements of Taco Cabana. The financial statements of Taco Cabana for each of the fiscal years in the five-year period ended January 2, 2000 have been audited. Data as of and for the 39-week periods ended October 3, 1999 and October 1, 2000 have been derived from unaudited financial statements of Taco Cabana. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected financial data should be read in conjunction with Taco Cabana's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

                                            Fiscal Year Ended                     39 Weeks Ended
                          ------------------------------------------------------ ------------------
                           Dec. 31,   Dec. 29,   Dec. 28,   Jan. 3,    Jan. 2,   Oct. 3,    Oct.1,
                             1995       1996       1997       1999       2000      1999      2000
                          ---------- ---------- ---------- ---------- ---------- --------  --------
                          (52 Weeks) (52 Weeks) (52 Weeks) (53 Weeks) (52 Weeks)
                                           (In thousands, except per share data)
Income Statement Data:
REVENUES
 Restaurant sales.......   $137,191   $131,680   $131,857   $142,592   $159,241  $119,516  $129,704
 Franchise fees and
  royalty income........      1,342        516        346        358        359       260       283
                           --------   --------   --------   --------   --------  --------  --------
 Total revenues.........    138,533    132,196    132,203    142,950    159,600   119,776   129,987
COSTS AND EXPENSES:
 Restaurant cost of
  sales and operating
  costs.................    115,195    107,703    110,440    114,111    126,571    94,780   103,250
 General and
  administrative........      6,068      6,445      6,964      7,829      7,907     5,876     6,463
 Depreciation,
  amortization and
  restaurant opening
  costs.................     10,301      9,245      9,659      7,990      9,581     7,142     7,527
 Special charges
  (reversal)(1).........      8,100      2,497     78,738     (2,665)       --        --        --
 Litigation
  settlement(2).........        --       3,400        --         --         --        --        --
 Reserve for notes and
  other receivables(3)..      3,500        --         --         --         --        --        --
                           --------   --------   --------   --------   --------  --------  --------
 Total costs and
  expenses..............    143,164    129,290    205,801    127,265    144,059   107,798   117,240
                           --------   --------   --------   --------   --------  --------  --------
INCOME (LOSS) FROM
 OPERATIONS.............     (4,631)     2,906    (73,598)    15,685     15,541    11,978    12,747
NON-OPERATING INCOME
 (EXPENSE)..............     (1,397)    (1,348)    (1,137)    (1,951)    (2,424)   (1,702)   (2,288)
                           --------   --------   --------   --------   --------  --------  --------
INCOME (LOSS) BEFORE
 INCOME TAXES...........     (6,028)     1,558    (74,735)    13,734     13,117    10,276    10,459
(PROVISION) BENEFIT FOR
 INCOME TAXES...........      2,230       (854)     1,537        --         --        --      7,290 (5)
                           --------   --------   --------   --------   --------  --------  --------
NET INCOME (LOSS).......   $ (3,798)  $    704   $(73,198)  $ 13,734   $ 13,117  $ 10,276  $ 17,749
                           ========   ========   ========   ========   ========  ========  ========
BASIC EARNINGS (LOSS)
 PER SHARE(4)...........   $  (0.24)  $   0.04   $  (4.78)  $   0.96   $   0.99  $   0.77  $   1.52
                           ========   ========   ========   ========   ========  ========  ========
DILUTED EARNINGS (LOSS)
 PER SHARE(4)...........   $  (0.24)  $   0.04   $  (4.78)  $   0.95   $   0.97  $   0.75  $   1.51
                           ========   ========   ========   ========   ========  ========  ========
Balance Sheet Data:
TOTAL ASSETS............   $148,578   $142,706   $ 76,260   $ 90,202   $101,005  $101,544  $117,441
LINE OF CREDIT, LONG-
 TERM DEBT AND CAPITAL
 LEASES, INCLUDING
 CURRENT MATURITIES.....     19,290     13,668     19,323     30,324     39,908    31,207    43,363
STOCKHOLDERS' EQUITY....    112,327    113,172     36,413     40,777     42,998    49,998    57,531
DIVIDENDS PER COMMON
 SHARE..................        --         --         --         --         --        --        --

--------
(1) Includes the charge related to the 1995 operations review of $8.1 million, the 1996 write-down of the Company's investment in a joint venture and the accrual of related exit costs of $2.5 million, the 1997 charge for the write-down of impaired assets and the closure of seventeen restaurants and the reversal of special charges in 1998.

(2)  Includes the 1996 litigation settlement for $3.4 million pre-tax.
(3)  Reserve resulted from the 1995 operations review.
(4) The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Standards No. 128, Earnings Per Share.
(5) Reflects the reversal of a valuation allowance established in 1997 on Taco Cabana's net deferred tax asset, in the amount of $6.6 million. Amount also includes the accrual of $700,000 for a refund of federal income taxes.

  We have not provided any pro forma data giving effect to the proposed merger. We do not believe such information is material to you in evaluating the merger proposal because:

  .  the proposed merger consideration is all cash; and

  . if the proposed merger is completed, Taco Cabana common stock will cease to be publicly traded and Taco Cabana will be a wholly-owned subsidiary of Carrols.

                           MARKETS AND MARKET PRICE

  The common stock of Taco Cabana began trading on the Nasdaq National Market on October 16, 1992, the effective date of Taco Cabana's initial public offering, under the symbol "TACO."

  The table below sets forth, for the periods indicated, the reported high and low closing prices of Taco Cabana common stock, as reported on the Nasdaq National Market:

                                                            High      Low
                                                            ----      ---
     Fiscal Year Ending December 31, 2000
       Quarter Ending December 31, 2000 (through November
        10, 2000).......................................... $ 8 11/16 $4 5/32
       Quarter Ended October 1, 2000.......................   6 23/32  4 5/16
       Quarter Ended July 3, 2000..........................   7        5 23/32
       Quarter Ended April 2, 2000.........................   8 1/8    5 5/8

     Fiscal Year Ended January 2, 2000
       Quarter Ended January 2, 2000....................... $ 9 9/16  $7 7/16
       Quarter Ended October 3, 1999.......................  10 3/4    7 7/8
       Quarter Ended July 4, 1999..........................  10 3/4    8 5/16
       Quarter Ended April 4, 1999.........................   9 7/16   8

     Fiscal Year Ended January 3, 1999
       Quarter Ended January 3, 1999....................... $ 7 3/4   $4 7/8
       Quarter Ended September 27, 1998....................   6 5/8    4 7/8
       Quarter Ended June 28, 1998.........................   7 1/8    5 3/4
       Quarter Ended March 29, 1998........................   7 1/16   4 7/16

  Set forth below are the low, high and closing sale prices of Taco Cabana common stock on October 5, 2000 and November 10, 2000. October 5, 2000 was the last full trading day before Taco Cabana and Carrols announced that they had entered into the merger agreement. November 10, 2000 was the last trading day practicable for which information was available prior to the date of the first mailing of this proxy statement.

                                                      Low      High      Close
                                                      ---      ----      -----
November 10, 2000.................................... $8 11/16 $8 19/32   $8 5/8
October 5, 2000......................................  4 1/8    4 3/8      4 5/32

  We urge you to obtain a current market quotation for Taco Cabana common stock before you vote or if you are considering changing your vote.

  We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. Our current credit agreement limits our ability to pay dividends on our common stock. In addition, under the merger agreement, we have agreed not to pay any cash dividends or make any other distributions on our common stock before the closing of the merger.

                                SPECIAL FACTORS

The Participants

 Taco Cabana, Inc.

  Taco Cabana pioneered the Mexican patio cafe concept with its first restaurant in 1978 and, as of October 1, 2000 operated and franchised a total of 126 such restaurants system-wide. Of these, Taco Cabana owns and operates 116 restaurants. Franchisees own and operate the 10 remaining restaurants. Taco Cabana's restaurants (including franchises) are located primarily in Texas, and are also located in Arizona, Georgia, Indiana, New Mexico and Oklahoma. Taco Cabana's corporate headquarters are located at 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217, and its telephone number is (210) 804-0990.

  Taco Cabana restaurants feature generous portions of fresh, premium quality Tex-Mex and traditional Mexican style food at an exceptional value. The restaurants provide interior, semi-enclosed and patio dining areas with a festive Mexican theme. Menu items include flame-grilled beef and chicken fajitas served on sizzling iron skillets, "Chicken Flameante"(TM) (a marinated rotisserie chicken), quesadillas, traditional Mexican and American breakfasts, other Tex-Mex dishes and fresh, hot flour tortillas. Unlike many of its competitors, Taco Cabana makes most menu items fresh daily in each of its restaurants.

  A more detailed description of Taco Cabana's business is contained in its most recent Annual Report on Form 10-K. Other information about Taco Cabana is available at its Internet site www.tacocabana.com. The information on that site is not incorporated by reference into this proxy statement or any of Taco Cabana's filings with the SEC.

 Carrols Corporation

  Carrols Corporation is an operator of quick-service restaurants. Carrols is one of the largest Burger King franchisees in the world and has operated Burger King restaurants since 1976 and Pollo Tropical restaurants since July 1998. As of October 1, 2000, Carrols operated 354 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. Carrols also owns and operates the Pollo Tropical restaurant chain which at October 1, 2000 included 46 company-owned restaurants in Florida and 22 franchised restaurants located in Puerto Rico and Ecuador. Pollo Tropical is a regional quick-service restaurant chain operating under the names "Pollo Tropical" and "Tropi-Grill" and featuring grilled marinated chicken and authentic "made from scratch" side dishes. Carrols' corporate headquarters are located at 968 James Street, Syracuse, New York 13203, and its telephone number is (315) 424-0513.

 Spur Acquisition Corp.

  Spur Acquisition Corp. was incorporated in Delaware on October 5, 2000, for the sole purpose of completing the merger. It has not carried on any activities to date other than those incident to its formation, entering into the merger agreement and completion of the merger. Spur Acquisition Corp.'s address is 968 James Street, Syracuse, New York 13203, and its telephone number is (315) 424-0513.

Structure of the Merger

  The proposed transaction will be structured as a merger of Spur Acquisition Corp. into Taco Cabana. Taco Cabana will be the surviving corporation in the merger and, upon completion of the merger, will be a wholly-owned subsidiary of Carrols.

Merger Consideration

  At the completion of the merger, Taco Cabana's stockholders will be entitled to receive $9.04 in cash for each share of Taco Cabana common stock that they own, together with the associated stockholder rights distributed to the stockholders in connection with Taco Cabana's stockholder rights agreement.

Background of the Merger

  For the last several years the stock price of Taco Cabana's common stock has languished. The average trading price of our common stock for the 12-month period ended October 5, 2000 was approximately $6.59 per share. The average stock price for our common stock for the five-year period ended October 5, 2000 was approximately $6.57 per share. On October 5, 2000, the last full trading day before Taco Cabana and Carrols announced they had entered into the merger agreement, the closing price of our common stock was $4.16 per share. We believe that this is attributable to both industry factors and factors more specifically related to Taco Cabana, including the following:

  . in recent times the public equity markets have viewed many restaurant companies with growing disfavor due in part to the disappointing performance of several publicly-traded restaurant companies;

  . a general lack of interest in many mature market sectors in favor of higher growth industries, such as information technology and e-commerce;

  . there has been decreased financial analyst coverage of, and institutional investor interest in, our common stock as a result of the relatively small size of Taco Cabana's market capitalization and the relative lack of liquidity in the market for our common stock;

  . in recent years restaurant stocks in general have underperformed the broader market, as represented by the S&P 500 Index;

  . our stock performance has compared unfavorably to that of certain other restaurant companies, principally large capitalization companies and those with perceived high-growth opportunities;

  . we have not demonstrated an ability to successfully and consistently expand the Taco Cabana chain outside the State of Texas; and

  . our improvement in comparable-store-sales growth and profitability has not been reflected in the price of our common stock.

  Faced with this environment, we have attempted to increase stockholder value in a number of ways, including the following, each of which appears to have had only limited positive impact upon our stock price:

  . our success in putting in place an experienced and professional management team;

  . our focus on improving the operations of and customer experience with our existing restaurants, which focus has resulted in 11 consecutive quarters of year-over-year comparable-store sales increases and significant restaurant margin improvements;

  . our efforts to implement cost controls and to close or dispose of a number of unprofitable stores; and

  . our implementation of a stock repurchase program, pursuant to which, as of February 28, 2000, we had purchased a total of 4,450,000 shares of common stock at an average purchase price of $6.52 per share and an aggregate purchase price of approximately $29.0 million (no additional shares have been repurchased since February 28, 2000).

  Because of these continuing industry and company-specific factors and because of the relative ineffectiveness of steps previously taken by us to increase stockholder value, the board of directors in March 1999 met with DLJ to discuss and explore additional ways of increasing stockholder value. The alternatives discussed included:

  .  remain public and grow organically;

  . remain public and utilize both organic expansion and acquisitions to grow;

  .  go private through a leveraged buyout; and

  .  sell the company to a third party.

  Based on these discussions, the board concluded that, given the continuing weak market performance of Taco Cabana common stock and the expected continuation of the factors discussed above regarding the industry, the stock market perception of the industry and the company, Taco Cabana should explore a possible sale of the company as a way of maximizing stockholder value. The board agreed to retain DLJ for this purpose subject to the satisfactory negotiation and execution of an engagement letter. On May 12, 1999, the company executed an engagement letter with DLJ.

  Under the terms of the engagement letter, Taco Cabana has paid DLJ a total of approximately $65,000 to date and expects to pay an additional fee of approximately $1.0 million, plus expenses, upon the closing of the merger. See "--Opinion of Financial Adviser" for a discussion of the experience and expertise of DLJ and of the compensation to be paid to DLJ under the engagement letter.

  In May and June 1999, Taco Cabana and DLJ identified 83 potential acquirers of Taco Cabana, including both strategic buyers that were participants in, or likely to be interested in entering, the restaurant industry, and financial buyers that would likely view acquiring Taco Cabana as an attractive investment. Taco Cabana and DLJ together identified potential acquirers which, based on information available to them and their respective knowledge of the industry, they believed had access to capital or were of a sufficient size to be in a position to acquire Taco Cabana. Potential strategic buyers were selected on the basis of possible synergies such a buyer might have with Taco Cabana, and financial buyout firms were selected based on DLJ's belief that they might have an interest in a potential transaction with Taco Cabana.

  At Taco Cabana's direction, DLJ contacted each of the 83 potential acquirers to ascertain its level of interest in pursuing a transaction with a company that had the characteristics of Taco Cabana, without identifying Taco Cabana by name. Follow-up phone calls were placed to solicit interest in a potential transaction with such a company and to answer questions that potential buyers might have. Many potential buyers decided not to pursue a transaction. However, 30 of the potential acquirers, including Carrols, expressed an interest in exploring a transaction with Taco Cabana. In May through July 1999, Taco Cabana entered into confidentiality and standstill agreements with those 30 parties, including Carrols, and provided each of them with a copy of a confidential information memorandum prepared by Taco Cabana and DLJ containing information relating to Taco Cabana and a letter setting forth bidding requirements and a deadline for the submission of written preliminary indications of interest in acquiring Taco Cabana.

  In June and July 1999, Taco Cabana received follow-up indications of interest from two of the 30 parties that had received the descriptive memorandum, including Carrols. These follow-up indications of interest ranged in value from $10.00 to $12.00 per share. At the time these indications were received, Taco Cabana common stock was trading within a range of approximately $9.00 to $10.75. DLJ believes that after reviewing the descriptive memorandum, many of the potential acquirers determined that they were not interested in a transaction with Taco Cabana, but DLJ did not survey the parties who decided not to pursue an acquisition. Based on the preliminary indications, the board of directors authorized the company to invite Carrols and the other potential acquirer to participate in a further due diligence review of the company.

  Both Carrols and the other potential acquirer met separately in July 1999 with Taco Cabana's management and were provided with the opportunity to review confidential due diligence materials in San Antonio, Texas. One potential acquirer, Carrols, visited Taco Cabana's data room and conducted due diligence.

  On August 18, 1999, Taco Cabana's board met with representatives of DLJ to review the status of the pending process. The board agreed to continue negotiations with the interested parties, and decided to hold a status meeting in September to receive an update.

  On September 16, 1999, a telephonic meeting was held by Taco Cabana's board to discuss the progress of the transaction. Representatives from DLJ stated that neither Carrols nor the other potential acquirer submitted final bids. Taco Cabana terminated its engagement of DLJ on September 16, 1999.

  From September 16, 1999 until May 2000, Taco Cabana received no additional proposals or indications of interest from any third party to acquire Taco Cabana. In May 2000, Alan Vituli, Chairman and Chief Executive

Officer of Carrols, contacted Richard Sherman, an outside director of Taco Cabana's board, to reopen discussions regarding an acquisition of Taco Cabana. Telephone conversations then ensued between these individuals, culminating in a meeting between representatives of Taco Cabana's board and Mr. Vituli in June 2000 to discuss Carrols' interest. Carrols' indication of pricing was approximately $9 per share, conditional upon Carrols' receipt and positive evaluation of certain information related to Taco Cabana and critical to Carrols' interest in completing a merger. Separately, in July 2000, Mr. Sherman was contacted by an interested party who had been working with members of management to make a proposal to purchase the company. This party indicated that it had financing commitments in place and could be in position to sign a letter of intent immediately. The indicated price for such party's proposal was approximately $7.50 per share. After some discussion, Taco Cabana's board decided to provide further information to Carrols and to pursue the merger proposed by Carrols.

  Following the communication of Carrols' verbal proposal to Taco Cabana's board and continuing through September 2000, representatives of Carrols, its legal and financial advisers and its independent accountants and other consultants conducted further due diligence on the company, including further document review in San Antonio, Texas. Members of Carrols' management team also met with Taco Cabana's management to discuss Taco Cabana's financial performance, operations and business plan. During the period of these discussions with Carrols and through October 6, 2000, Taco Cabana received no additional acquisition inquiries or other communications from any other potential acquirer.

  On August 22, 2000, the board of directors of Taco Cabana met and decided to negotiate a timeline for the potential signing of a merger agreement with Carrols. The timeline called for all due diligence to be performed and a merger agreement to be negotiated by the first week of October 2000. Taco Cabana and Carrols agreed to this timeline. On September 13, 2000, the board of Taco Cabana contacted DLJ to advise them of the pending transaction and to request that they analyze the proposed transaction with a view to presenting their opinion as to the fairness of the transaction from a financial point of view. Taco Cabana reinstated its engagement with DLJ effective as of September 1, 2000.

  On September 8, 2000, Carrols' board of directors authorized its management to negotiate and enter into a definitive merger agreement which would be conditional upon Chase funding under its commitment.

  On September 15, 2000, Taco Cabana and its counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., received an initial draft of the merger agreement, which was circulated to management and members of the board of directors. The board authorized management and Akin, Gump to continue negotiations on the outstanding issues relating to the proposed merger and also authorized DLJ to continue preparation of a fairness opinion and their analysis of the financial terms of the transaction for those purposes.

  On October 2, 2000, at a telephonic meeting of Carrols' board, Carrols' management reported to the board regarding the status of the negotiations and the status of the Chase commitment letter, and the board confirmed its decision to proceed with the transaction.

  On October 4, 2000, the Taco Cabana board met again with all directors in attendance, except for Rod Sands, whose prior business commitments made participation impossible. DLJ and Akin, Gump updated the board of directors on the status of negotiations and the proposed resolution of the remaining issues regarding the merger agreement. Akin, Gump reviewed with the board the other provisions of the most recent draft of the merger agreement that had previously been distributed to the members of the board. The board discussed the recent financial results and prospects of the company. The terms of Carrols' proposed financing for the merger as set forth in the binding commitment letter from Chase to Carrols were discussed in detail. DLJ made a presentation to the board describing the financial aspects of the proposed transaction and rendered to the board its opinion as to the fairness, from a financial point of view, of the $9.04 per share cash consideration to be received in the merger as contemplated by the merger agreement by the holders of shares of Taco Cabana common stock.

  Also at its October 4, 2000 meeting, the Taco Cabana board approved an amendment to the Taco Cabana stockholder rights plan to render the plan inapplicable to the pending transaction. The amendment to the plan provided that Carrols would not be deemed to be an "acquiring person" in connection with the merger and that the rights plan would not be triggered as a result of the merger.

  Taco Cabana board members in attendance at the October 4, 2000 meeting unanimously approved the merger agreement and the merger contemplated by the merger agreement. Thereafter, representatives of Taco Cabana and of Carrols continued to negotiate final terms of the merger agreement, achieving a resolution consistent with both boards of directors' directions and resolutions.

  On the morning of October 6, 2000, Carrols and Taco Cabana executed the merger agreement and, prior to the opening of the business day, publicly announced that they had entered into the merger agreement.

Purpose and Reasons for the Merger; Recommendation of the Board of Directors

  The full board of directors of Taco Cabana unanimously recommends that Taco Cabana stockholders approve the merger agreement and the merger. Taco Cabana's purpose for engaging in the merger is to allow Taco Cabana's stockholders to realize the value of their investment in Taco Cabana in cash at a price that represents a substantial premium to the market price of Taco Cabana common stock before the public announcement of the signing of the merger agreement with Carrols.

  In considering whether to approve the merger agreement and the merger, the board considered a number of factors that they believed supported their recommendation, including:

    (1) the fact that the merger will provide Taco Cabana stockholders a substantial premium for their shares compared to the market price of our common stock prevailing in the periods prior to the announcement of the transaction, as set forth in the analysis of DLJ; the board adopted the analysis of DLJ with respect to current and historical prices of Taco Cabana common stock and considered the premium paid in relation to the current and historical prices;

    (2) the board's belief, after considering the possible alternatives to the merger, the recent indication of interest from the third party that had been working with members of Taco Cabana's management to structure a proposal, and the auction process conducted by DLJ approximately one year ago that canvassed the market of the most likely prospective purchasers, that no other buyer would be likely to provide a superior value to the stockholders;

    (3) the risks and factors previously identified associated with remaining an independent public company and the board's belief that a strategic buyer such as Carrols would likely more highly value Taco Cabana's strong and stable cash flow generation than would the public markets;

    (4) the presentation of DLJ at the board meeting on October 4, 2000, including the opinion of DLJ as to the fairness, from a financial point of view, of the merger consideration to the holders of Taco Cabana common stock. Taco Cabana stockholders are urged to read the DLJ opinion in its entirety;

    (5) the board's knowledge of Taco Cabana's business, operations, assets, financial condition, operating results and prospects, which the board considered in light of the premium offered under the terms of the merger agreement;

    (6) the limitations Taco Cabana suffered and could likely continue to suffer as a public company, including its limited trading volume, institutional sponsorship and diminishing research attention from analysts, all of which adversely affect the trading market and the value of Taco Cabana common stock;

    (7) as discussed in this proxy statement under "Appraisal Rights," the fact that Delaware law entitles Taco Cabana stockholders who do not vote in favor of the merger and who file a written objection with Taco Cabana to obtain the "fair value" of their shares, as determined by a court, if the merger is completed;

    (8) the fact that the consideration to be received by Taco Cabana stockholders in the merger will consist entirely of cash;

    (9) the fact that the merger agreement, which prohibits Taco Cabana and its directors, employees, representatives and agents from initiating or soliciting any inquiries or the making of any proposal or offer with respect to an acquisition proposal, engaging in negotiations concerning an acquisition proposal, and providing any confidential information or data to any person relating to an acquisition proposal, does permit Taco Cabana to furnish information to, or to participate in discussions and negotiations with, any person or entity that makes an unsolicited acquisition proposal and to modify or withdraw its recommendation of the merger or recommend an alternative acquisition proposal and terminate the merger agreement, if to do otherwise would constitute a breach of its fiduciary duties to stockholders under applicable law; although, as described above, the board did not believe that a superior third-party proposal would be made;

    (10) the board's belief that the merger agreement, including the termination fee and reimbursement of out-of-pocket expenses payable to Carrols if the merger agreement is terminated for any of the reasons discussed in "The Merger Agreement--Termination Fee and Expense Reimbursement" should not unduly discourage superior third-party offers and that Taco Cabana, subject to certain conditions, may enter into a superior definitive agreement with another party simultaneously with the termination of the merger agreement upon reasonable notice to Carrols of its intent to enter into such negotiations and superior definitive agreement;

    (11) the likelihood of the consummation of the merger, the proposed structure of the transaction and anticipated closing date of the merger, and the ability of Carrols to secure financing for the transaction; and

    (12) the board's concern that the debt and equity markets could deteriorate further in the future, with the effect that the per-share price offered to Taco Cabana's stockholders in the merger may not be available in the foreseeable future.

  The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

    (1) the obligation of Carrols to complete the merger is conditioned upon financing being made available to Carrols; although Carrols has received a binding commitment letter from The Chase Manhattan Bank and Chase Securities, Inc. pursuant to which Chase Manhattan has agreed to finance the merger, subject to certain customary conditions, the financing may not be received by Carrols for reasons beyond the control of Taco Cabana or Carrols; see "--Financing of the Merger" for a discussion of the proposed financing and the funding conditions contained in the financing commitments;

    (2) that the cash consideration to be received by a stockholder will generally be taxable to the stockholder in an amount equal to the excess of $9.04 over the stockholder's tax basis in his or her shares of Taco Cabana common stock; and

    (3) following the merger, Taco Cabana stockholders will cease to participate in any future earnings growth of Taco Cabana or benefit from any increase in the value of the company.

  In considering the merger, the board took into account DLJ's "Comparable Company Trading Analysis," "Comparable Mergers and Acquisitions Transaction Analysis," "Premiums Paid Analysis" and "Discounted Cash Flow Analysis" as relevant measures to determine the going-concern value of Taco Cabana. The board and DLJ did not attempt to determine the liquidation value of Taco Cabana and gave little consideration to the book value of Taco Cabana (which was $3.89 per share at July 2, 2000) because they believed that those measures of asset value were not relevant to the market value of Taco Cabana's business and would be considerably less than the merger consideration of $9.04 per Taco Cabana share. While the board reviewed with DLJ its various financial analyses and reviewed with officers of Taco Cabana its historical and projected results, the board did not independently generate its own separate financial analysis of the merger transaction.

  After considering these factors, the board concluded that the positive factors outweighed the negative factors. Because of the variety of factors considered, the board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In considering the factors described above, individual members of the Taco Cabana board may have given different weight to different factors. The board relied on the experience and expertise of DLJ for quantitative analysis of the financial terms of the merger. See "--Opinion of Financial Advisor." The determination was made after consideration of all of the factors together.

  THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, TACO CABANA'S STOCKHOLDERS; ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Opinion of Financial Adviser to Taco Cabana

  Taco Cabana asked DLJ, in its role as financial advisor to Taco Cabana, to render an opinion to the Taco Cabana board of directors as to the fairness, from a financial point of view, to the holders of Taco Cabana's common stock of the consideration to be received by such holders in the merger.

  On October 4, 2000, DLJ delivered to the board of directors its oral and written opinion to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of Taco Cabana's common stock in the merger was fair to such holders from a financial point of view. The full text of DLJ's opinion is attached as Appendix B to this proxy statement. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

  DLJ's opinion does not address the relative merits of the merger and the other business strategies being considered by Taco Cabana's board of directors, nor does it address the board's decision to proceed with the merger. DLJ's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Taco Cabana selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of Taco Cabana or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Taco Cabana did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

  In arriving at its opinion, DLJ:

  . reviewed the draft dated September 29, 2000 of the merger agreement and assumed the final form of the merger agreement would not vary in any respect material to DLJ's analysis;

  . reviewed financial and other information that was publicly available or furnished to DLJ by Taco Cabana, including information provided during discussions with management of Taco Cabana. Included in the information provided during discussions with management were certain financial projections of Taco Cabana for the period beginning July 3, 2000 and ending December 31, 2005 prepared by the management of Taco Cabana;

  . compared certain financial and securities data of Taco Cabana with various other companies whose securities are traded in public markets;

  . reviewed the historical stock prices and trading volumes of the common stock of Taco Cabana;

  . reviewed prices and premiums paid in certain other business combinations; and

  . conducted such other financial studies, analyses and investigations and considered such other factors as DLJ deemed appropriate for purposes of its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Taco Cabana or its representatives, or that DLJ otherwise reviewed. With respect to the financial projections of Taco Cabana supplied to DLJ, DLJ relied on representations that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Taco Cabana as to the future operating and financial performance of Taco Cabana. DLJ expressed no opinion with respect to these financial projections or the assumptions on which they were based. DLJ did not assume any responsibility for making an independent evaluation or appraisal of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ did rely as to certain legal matters on advice of counsel to Taco Cabana. Since the September 1999 termination of the process of exploring a sale of Taco Cabana, DLJ was not requested to, nor did DLJ solicit the interest of any other party in acquiring Taco Cabana.

  DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. It should be understood that, although subsequent developments may affect the conclusion reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

 Summary of Financial Analyses Performed by DLJ

  The following is a summary of the financial analyses DLJ presented to the Taco Cabana board of directors on October 4, 2000 in connection with the preparation of DLJ's opinion. No company or transaction used in the analyses described below is directly comparable to Taco Cabana or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with accompanying text.

  Common Stock Trading History. DLJ examined the historical closing prices of Taco Cabana common stock from October 2, 1998 to October 3, 2000. During such period, Taco Cabana's common stock reached an intra-day 52-week high of $9.75 per share and an intra-day 52-week low of $4.13 per share.

  Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded quick-service restaurant companies that DLJ believed were reasonably comparable to Taco Cabana. These comparable companies consisted of:

  .  Checkers Drive-In Restaurants, Inc.;

  .  CKE Restaurants, Inc.;

  .  Jack in the Box Inc.;

  .  Nathan's Famous, Inc.;

  .  The Quizno's Corporation;

  .  Rubio's Restaurants, Inc.;

  .  Schlotzsky's, Inc.; and

  .  Sonic Corp.

  In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) LTM revenue, (ii) LTM EBITDA and (iii) LTM EBIT. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. LTM means the last twelve-month period for which financial data for the company at issue has been reported. EBITDA means earnings before interest expense, taxes, depreciation and amortization. EBIT means earnings before interest expense and taxes. All historical data was derived from publicly available sources.

  DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                                             Enterprise Value/
                                                            --------------------
                                                              LTM    LTM    LTM
                                                            Revenue EBITDA EBIT
                                                            ------- ------ -----
     High..................................................  2.5x    8.3x  32.8x
     Low...................................................  0.4x    3.0x   4.4x
     Average (excluding high and low)......................  0.7x    6.2x   9.6x

  Based on an analysis of this data and Taco Cabana's historical operating results for comparable periods, DLJ estimated a value per share of Taco Cabana common stock ranging from $7.25 to $11.50, compared to the proposed price of $9.04 per share of Taco Cabana common stock to be received in the merger.

  Precedent Merger and Acquisition Transaction Analysis. DLJ reviewed selected acquisitions involving companies in the restaurant industry that DLJ believed are reasonably comparable to the merger. These transactions consisted of:

  . Red Tail Ventures' acquisition of CKE Restaurants, Inc.'s Taco Bueno Restaurants, Inc. division;

  . Bruckman, Rosser, Sherrill & Co.'s acquisition of Prandium, Inc.'s El Torito Restaurants, Inc. division;

  . American Securities Capital Partners, L.P.'s acquisition of Advantica Restaurant Group, Inc.'s El Pollo Loco, Inc. division;

  .  Members of the Sbarro family's acquisition of Sbarro, Inc.;

  .  Checkers Drive-In Restaurants, Inc.'s acquisition of Rally's Hamburgers,
     Inc.;

  .  Nathan's Famous, Inc.'s acquisition of Miami Subs Corporation;

  . Bruckman, Rosser, Sherrill & Co.'s acquisition of Au Bon Pain Co.'s Au Bon Pain division;

  .  Carrols Corporation's acquisition of Pollo Tropical, Inc.;

  . CKE Restaurants, Inc.'s acquisition of Flagstar Enterprises, Inc. (Hardee's), a subsidiary of Advantica Restaurant Group, Inc.; and

  . Cracken, Harkey, Street & Co., L.L.C.'s acquisition of El Chico Restaurants, Inc.

  In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM revenue and LTM EBITDA.

  DLJ's analysis of these comparable acquisitions yielded the following multiple ranges:

                                                                    Enterprise
                                                                      Value/
                                                                  --------------
                                                                    LTM    LTM
                                                                  Revenue EBITDA
                                                                  ------- ------
     High........................................................  1.3x    7.5x
     Low.........................................................  0.6x    4.9x
     Median......................................................  0.8x    5.9x
     Average (excluding high and low)............................  0.7x    6.0x

  Based on an analysis of this data and Taco Cabana's historical operating results, DLJ estimated a value per share of Taco Cabana common stock ranging from $7.25 to $11.50, compared to the proposed price of $9.04 per share of Taco Cabana common stock to be received in the merger.

  Premiums Paid Analysis. DLJ determined the premium over the common stock trading prices for one day, one week and four weeks prior to the announcement date in all merger and acquisition transactions of U.S. public companies ranging from $100 million to $250 million in size announced between September 1, 1999 and October 2, 2000 in which the consideration paid by the acquiror was all cash. DLJ obtained the premiums for these transactions from Securities Data Company. The adjusted average premiums (average excluding the high and low) for the selected transactions over the common stock trading prices for one day, one week and four weeks prior to the announcement date were 36.2%, 41.5% and 51.0%, respectively. Applying the above premiums to the closing price of Taco Cabana common stock on comparable days, DLJ estimated a value per share of Taco Cabana common stock ranging from $6.00 to $7.00, compared to the proposed price of $9.04 per share of Taco Cabana common stock to be received in the merger.

  Discounted Cash Flow Analysis. DLJ performed a DCF analysis of the projected cash flows of Taco Cabana for the quarters ending September 30, 2000 and December 31, 2000, and for the fiscal years ending December 31, 2001 through December 31, 2005, using projections and assumptions provided by the management of Taco Cabana. DCF means discounted cash flow. The DCFs for Taco Cabana were estimated using discount rates ranging from 14.0% to 16.0%, based on estimates by both DLJ and management of Taco Cabana related to the weighted average costs of capital of Taco Cabana, and terminal multiples of estimated EBITDA for Taco Cabana's fiscal year ending December 31, 2005 ranging from 5.0x to 7.0x. Based on this analysis, DLJ estimated a value per share of Taco Cabana common stock ranging from $7.25 to $11.50, compared to the proposed price of $9.04 per share of Taco Cabana common stock to be received in the merger.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation that DLJ made to the Taco Cabana board on October 4, 2000 in connection with the preparation of DLJ's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. DLJ conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Taco Cabana that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

 Engagement Letter

  Pursuant to the terms of an engagement agreement dated May 12, 1999, Taco Cabana has agreed to pay a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the merger. In addition, Taco Cabana agreed to reimburse DLJ, upon DLJ's request from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) DLJ incurred in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Taco Cabana negotiated the terms of the fee arrangement.

 Other Relationships

  In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Taco Cabana and Carrols for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Taco Cabana or Carrols securities.

Treatment of Existing Stock Options

  The merger agreement provides that each stock option outstanding immediately prior to the completion of the merger, whether or not the option is then fully vested, will become fully vested and the holder may elect to exercise the options prior to the effective date of the merger. In that case, the shares acquired upon exercise will be treated in the same way as other shares in the merger. If not exercised prior to the date of the merger, the merger agreement provides that options will be cancelled in exchange for a cash payment from Taco Cabana equal to the excess, if any, of $9.04 over the per-share exercise price of each stock option. The amount received, however, will be reduced to the extent of any federal and state income and payroll tax withholding that is due. Stock options with an exercise price in excess of $9.04 per share will be cancelled in the merger for no consideration, and no stock options will survive the merger. As a result, we anticipate that stock options representing an aggregate of approximately 1.6 million shares of our common stock, at a weighted average exercise price of approximately $5.88 per share, will, based on the $9.04 per share cash consideration, be exchanged for a total cash payment of approximately $5.1 million.

Merger Financing

  It is estimated that the total amount of funds necessary to consummate the merger and pay related fees and expenses is approximately $116.6 million, as follows:

  . $105.1 million for the payment of the cash merger consideration to Taco Cabana stockholders;

  . $5.1 million for payments to Taco Cabana optionholders to terminate Taco Cabana's outstanding stock options;

  . $2.0 million for payment of Taco Cabana's estimated transaction fees and expenses; and

  . $4.4 million for payment of Carrols' estimated transaction fees and expenses.

  In addition, Carrols will replace or refinance Taco Cabana's outstanding bank indebtedness following the completion of the merger, the outstanding principal amount of which totaled approximately $42 million as of October 6, 2000.

  Carrols will fund the merger, pay related fees and expenses and replace or repay Taco Cabana's outstanding bank indebtedness through a debt financing arranged by The Chase Manhattan Bank. Carrols has entered into a binding commitment letter dated September 29, 2000 with The Chase Manhattan Bank and Chase Securities, Inc. pursuant to which Chase Manhattan has agreed to provide all such financing, and certain additional financing, to Carrols.

  Pursuant to the terms of the binding commitment letter, Chase Manhattan has agreed to lend up to $250 million to Carrols to finance the merger and pay related fees and expenses, to replace or repay Taco Cabana's outstanding bank indebtedness, to refinance existing bank indebtedness of Carrols and to be used for Carrols' working capital, new store development, permitted acquisitions and other general corporate purposes. Chase Manhattan's obligation to provide the financing pursuant to the commitment letter is subject to the preparation and execution of a definitive loan agreement and related documents and certain other customary conditions, including the following:

  . there not occurring or becoming known to Chase Manhattan any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Carrols, its subsidiaries and Taco Cabana, taken as a whole;

  . there not having occurred a material disruption of or a material adverse change in financial, banking or capital market conditions that, in Chase Manhattan's reasonable judgment, could materially impair the syndication of the loan facility; and

  . the execution on or before March 31, 2001 of definitive documentation with respect to the loan facility satisfactory to Chase Manhattan and its counsel.

Material U.S. Federal Income Tax Consequences

  The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Taco Cabana common stock. The discussion is based on the current provisions of the Internal Revenue

Code of 1986, existing and proposed Treasury Regulations, interpretive rulings of the Internal Revenue Service, and court decisions, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing accuracy of this discussion.

  Holders of Taco Cabana common stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to all stockholders in light of their particular circumstances or to stockholders who are subject to special treatment under the Internal Revenue Code; thus, for example, the discussion may not be applicable to insurance companies, tax-exempt organizations, financial institutions, nonresident alien individuals, or foreign entities. Other holders with special considerations include holders that are subject to the alternative minimum tax provisions of the Internal Revenue Code, that do not hold their shares of Taco Cabana common stock as a capital asset, that acquired their shares in connection with stock option plans or in other compensatory transactions, or that hold shares in a hedging transaction or as part of a straddle or conversion transaction. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated before or after, or concurrently with, the merger. Nor does this discussion address the tax consequences of payments by Taco Cabana to the holders of Taco Cabana stock options or other stock-based awards.

  Taco Cabana will not request a ruling from the Internal Revenue Service in connection with the merger.

  ACCORDINGLY, HOLDERS OF TACO CABANA COMMON STOCK OR STOCK OPTIONS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

  Receipt of cash for shares of Taco Cabana common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Consequently, subject to the limitations and qualifications referred to in this section, the merger generally will result in the following U.S. federal income tax consequences to the holders of Taco Cabana common stock who hold that stock as a capital asset:

    1. A holder of Taco Cabana common stock who receives cash for his, her or its common stock in the merger will generally recognize capital gain or loss in an amount equal to the excess of the cash received by the holder over the holder's tax basis in his, her or its shares of Taco Cabana common stock.

    2. The capital gain or loss will generally be long-term capital gain or loss if the holder has held his, her or its Taco Cabana common stock for more than one year.

    3. A holder of Taco Cabana common stock who exercises his, her or its appraisal rights and receives a cash payment for his, her or its stock generally will recognize capital gain or loss measured by the difference between the holder's tax basis in the stock and the amount of cash received.

    4. Certain noncorporate holders of Taco Cabana common stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for Taco Cabana common stock, or received upon the exercise of appraisal rights. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies under penalties of perjury that the number is correct and that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, or is otherwise exempt from backup withholding.

  THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. HOLDERS OF TACO CABANA COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS, AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment

  Taco Cabana expects that Carrols will account for the merger as a "purchase" in accordance with generally accepted accounting principles.

Regulatory Matters

  The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. Taco Cabana and Carrols filed notification and report forms under the HSR Act with the FTC on October 20, 2000. On October 31, 2000, the FTC advised Taco Cabana that it had been granted early termination of the waiting period under the HSR Act.

  At any time before or after the closing of the merger, even though the waiting period has terminated, the FTC, the Antitrust Division or state attorneys general could take any action under the antitrust laws they deem necessary or desirable in the public interest, including seeking to enjoin the closing of the merger.

Additional Interests of Taco Cabana's Management

  In considering the recommendation of the board of directors, you should be aware that some of Taco Cabana's officers and directors have interests in the merger as employees and/or directors of Taco Cabana that are different from, or in addition to, your interests as a Taco Cabana stockholder. These interests include severance agreements, stock options and continuation as executive officers of Taco Cabana and its subsidiaries. When making the determination to approve and recommend approval of the merger to Taco Cabana stockholders, the Taco Cabana board was aware of and took into consideration these interests. To Taco Cabana's knowledge, the executive officers and directors of Taco Cabana do not have any material interests in the merger, apart from their interests as Taco Cabana stockholders, other than as described below.

  Treatment of Options. Some of our directors, officers and employees hold options to acquire shares of our common stock under various stock option plans or otherwise. In the merger, all such outstanding options will be cancelled in exchange for a cash payment from Taco Cabana for each Taco Cabana share subject to the option equal to the excess, if any, of $9.04 over the per-share exercise price of the option.

  In the aggregate, our directors and executive officers will receive $3,006,376 in cash, before taxes and any withholding, in respect of their stock options upon completion of the merger. The following table sets forth the cash amounts, before taxes and any withholding, that each director and executive officer of Taco Cabana will receive in respect of his or her stock options upon completion of the merger.

                                                                      Payment
                                                                        Upon
   Name                                                              Completion
   ----                                                              ----------
   Stephen V. Clark, Chief Executive Officer, President and
    Director.......................................................  $1,074,500
   Cecil Schenker, Director........................................     492,827
   David Lloyd, Senior Vice President--Finance, CFO and Treasurer..     393,500
   Douglas Gammon, Senior VP--Human Resources & People
    Development....................................................     375,875
   Richard Sherman, Director.......................................     358,490
   William Nimmo, Director.........................................     122,348
   Lionel Sosa, Director...........................................     110,978
   Rodney Sands, Director..........................................      77,858

  Indemnification and Insurance. Pursuant to the merger agreement, for six years after the closing date of the merger, Taco Cabana will indemnify and hold harmless the individuals who are officers and directors at the effective time of the merger for acts or omissions occurring before the completion of the merger to the extent provided under our articles of incorporation and by-laws in effect on the date of the merger agreement. For six years after the completion of the merger (or such shorter periods as Carrols maintains similar policies for the benefit of its directors and officers), Taco Cabana will provide officers' and directors' liability insurance for acts or omissions occurring before the completion of the merger covering each such person currently covered by our officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those in effect on the date of the merger agreement; provided, that the cost of such insurance does not exceed 150% of the average annual premiums currently paid by us, but in such case will provide as much coverage as possible for such amount.

  Severance Agreements. Three of Taco Cabana's executive officers and directors have entered into severance agreements with Taco Cabana. These agreements provide for severance payments in the event of termination of these officers' employment by Taco Cabana. Stephen V. Clark, Chief Executive Officer, President and Director, and David G. Lloyd, Senior Vice President-- Finance, Chief Financial Officer and Treasurer, will be entitled to receive, upon termination by Taco Cabana for any reason other than for cause, 12 and 6 months severance pay, respectively, (or 18 and 9 months severance pay, respectively, if terminated due to a change of control), based upon their annual base compensation upon the date of termination. Douglas Gammon, Senior Vice President--Human Resources and People Development, will be entitled to receive twelve months severance pay in the event of a change of control, if he elects within 60 days of such change of control to receive such severance payment rather than to continue his employment.

Executive Officers and Directors of the Surviving Corporation

  The directors of Taco Cabana upon the effective time of the merger will be the directors of Spur Acquisition Corp., and they will remain directors until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. After the merger, the directors of Taco Cabana are expected to be Alan Vituli, Chairman and Chief Executive Officer of Carrols, Daniel T. Accordino, President, Chief Operating Officer and a director of Carrols, Nicholas A. Castaldo, President and Chief Operating Officer of Carrols' Pollo Tropical division, and Stephen
V. Clark, Chief Executive Officer, President and Chief Operating Officer of Taco Cabana.

  Under the merger agreement, the executive officers of Spur Acquisition Corp. immediately before the effective time of the merger will be the executive officers of Taco Cabana after the merger. It is anticipated that Stephen V. Clark, President and Chief Executive Officer of Taco Cabana, and other senior members of Taco Cabana's management team, will continue to manage Taco Cabana's business.

Consequences of the Merger; Plans for Taco Cabana After the Merger

  As a result of the completion of the merger:

  .  all of the capital stock of Taco Cabana will be owned by Carrols;

  . all current stockholders of Taco Cabana will not participate in Taco Cabana's future earnings and growth;

  . Carrols and its affiliates will have the opportunity to benefit from any earnings and growth of Taco Cabana, and will bear the risk of any decrease in Taco Cabana's value; and

  . Taco Cabana common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of Taco Cabana common stock under the Exchange Act will be terminated.

  Following the completion of the merger, Carrols and its affiliates expect that the business and operations of Taco Cabana will be continued substantially as they are currently being conducted. The board of directors and management of the surviving corporation will, however, continue to evaluate Taco Cabana's business, operations, corporate structure and organization and will make changes as they deem appropriate.

Conduct of Taco Cabana's Business if the Merger is Not Completed

  If the merger is not completed, we intend to continue to operate our business substantially in the manner it is operated today. From time to time, we will evaluate and review Taco Cabana's business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic and financial alternatives to maximize stockholder value.

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the merger agreement. Because this summary is not a complete description of the merger agreement, we urge you to read the merger agreement in its entirety for a complete description of the terms and conditions of the merger. We attach a copy of the merger agreement to this proxy statement as Appendix A and incorporate it by reference in this proxy statement.

The Merger

  The merger agreement provides that Spur Acquisition Corp., a wholly-owned subsidiary of Carrols, will merge with and into Taco Cabana. At the completion of the merger, Spur Acquisition Corp. will cease to exist and Taco Cabana will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Carrols.

Completion of the Merger

  Unless the parties to the merger agreement agree otherwise, the closing of the merger will take place after all of the conditions to the merger have been fulfilled or waived. The merger will become effective upon the filing of certificate of merger with the Secretary of State of the State of Delaware or at a later time if so specified in the certificate of merger. Taco Cabana and Carrols have agreed to have the certificate of merger filed as soon as practicable after the stockholders' meeting.

Certificate of Incorporation, By-laws, Directors and Officers of the Surviving Corporation


  When the merger is completed,

  . the certificate of incorporation of Spur Acquisition Corp. will become the certificate of incorporation of the surviving corporation;

  . the by-laws of Spur Acquisition Corp. will become the by-laws of the surviving corporation;

  . the directors of Spur Acquisition Corp. will become the directors of the surviving corporation; and

  . the officers of Spur Acquisition Corp. will become the officers of the surviving corporation.

Representations and Warranties

  The merger agreement contains various customary representations and warranties by Taco Cabana, relating to, among other matters:

  . its and its subsidiaries' organization, good standing, and qualification;

  .  its capital structure;

  .  its corporate authority to enter into the contemplated transactions;

  .  non-violation of its governing instruments or material agreements;

  .  required governmental approvals of the merger;

  .  the accuracy of its filings with the SEC;

  . absence of certain changes since January 2, 2000, the date of its last audited balance sheet;

  .  absence of undisclosed litigation and liabilities;

  .  tax matters;

  .  its and its subsidiaries' owned and leased properties;

  .  its and its subsidiaries' material contracts;

  .  its and its subsidiaries' intellectual property;

  .  its and its subsidiaries' employee benefits plans;

  .  compliance with laws;

  .  franchise matters;

  . inapplicability of any takeover statute or any anti-takeover provision in its articles of incorporation or by-laws to the merger, including under Taco Cabana's stockholder rights plan;

  .  votes required to approve the merger;

  .  environmental matters; and

  .  labor matters.

  The merger agreement also contains various representations and warranties by Carrols and Spur Acquisition Corp., relating to, among other matters:

  .  their organization, good standing, and qualification;

  .  their corporate authority to enter into the contemplated transactions;

  . the veracity and completeness of information provided by Carrols and Spur Acquisition Corp. in connection with the preparation of this proxy statement;

  . that Spur Acquisition Corp. has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement; and

  .  the capability of Carrols to secure the financing for this transaction.

  Please see Article III of the merger agreement for a full statement of the representations and warranties of the parties. The representations and warranties terminate upon the completion of the merger.

Covenants

  Conduct of Taco Cabana's Business Before the Merger. Taco Cabana and its subsidiaries are subject to restrictions on their business conduct and operations until the merger is completed. Taco Cabana has agreed to conduct its business only in the ordinary course and to use reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve its relationships with persons having significant business dealings with it. Accordingly, Taco Cabana has agreed with limited exceptions, and except to the extent the merger agreement contemplates otherwise or with the prior written consent of Carrols, that it will not take any of the following actions:

  . splitting, combining, or reclassifying any of its capital stock, declaring or paying any dividends or distributions, or redeeming its stock;

  .  amending its organizational documents;

  . issuing or authorizing any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock;

  . acquiring any capital assets, making any capital expenditures outside of its current operating plan, or purchasing any business;

  .  selling or leasing any material assets or properties;

  . incurring indebtedness or making any guarantees of indebtedness of another person;

  .  entering into any new, or amending any existing, franchise agreements;

  . adopting or modifying any employee benefit plan or arrangement or increasing employee compensation or benefits;

  .  entering into any collective bargaining agreement;

  . making material changes to its accounting principles, methods, or practices; or

  .  entering into material contracts.

  No Solicitation of Acquisition Proposals. Taco Cabana has agreed that it will not, and that it will not permit its directors, employees, agents, and representatives to

  . initiate or solicit any inquiries or the making of any proposal or offer with respect to,

  .  engage in any negotiations concerning, or

  . provide any confidential information or data to any person relating to a merger, reorganization, share exchange, or similar transaction, or a purchase of a significant portion of the assets or any equity securities of, it or any of its subsidiaries.

  However, Taco Cabana may provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal if:

  . to do otherwise would result in a breach of the directors' fiduciary duties under applicable law;

  . Taco Cabana notifies Carrols of the third-party offer and keeps Carrols fully informed with respect to the third-party offer; and

  . the third party enters into a confidentiality agreement with Taco Cabana no less favorable to Taco Cabana than the confidentiality agreement between Taco Cabana and Carrols.

  Indemnification and Directors' and Officers' Insurance. The merger agreement provides that, after the completion of the merger, the surviving corporation will indemnify each present director and officer of Taco Cabana against any costs, expenses (including reasonable attorneys' fees), judgments, or damages incurred in connection with any claim, lawsuit, or other proceeding arising out of matters existing or occurring at or before the completion of the merger, to the fullest extent that Taco Cabana would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of the merger agreement to indemnify any such person.

  The surviving corporation is obligated either to maintain Taco Cabana's existing directors' and officers' liability insurance or to obtain directors' and officers' liability insurance that is substantially comparable to Taco Cabana's existing insurance for a period of six years after the completion of the merger, so long as the annual premium for such insurance would not exceed 150% of the annual premium in effect during the current year. However, if such coverage cannot be maintained during the six-year period at a cost not in excess of 150% of the premium in effect during the current year, then the surviving corporation will obtain as much coverage as can be obtained at such cost.

  Amendment to Stockholder Rights Plan. Taco Cabana's board of directors has taken all necessary action to render Taco Cabana's stockholder rights plan inapplicable to the merger. To effect this result, the board of directors approved an amendment to the Taco Cabana's stockholder rights agreement on October 4, 2000, providing that Carrols would not be deemed to be an "acquiring person" in connection with the merger and that the rights plan would not be triggered as a result of the merger.

  Please see Articles IV and V of the merger agreement for a full statement of the covenants of the parties before and after the completion of the merger.

Conditions to Completing the Merger

  Conditions to Each Party's Obligation. The respective obligation of each party to complete the merger is subject to the satisfaction or waiver of the following conditions:

  . approval of the merger agreement and the merger by Taco Cabana stockholders;

  . all required filings with, or approvals by, governmental entities shall have been made or received; and

  .  the absence of any legal prohibition against the merger.

  Conditions to Carrols' Obligation. The obligation of Carrols to complete the merger is subject to the satisfaction or waiver of the following conditions:

  . the material accuracy of the representations and warranties of Taco Cabana contained in the merger agreement;

  . the material compliance with obligations to be performed by Taco Cabana under the merger agreement;

  . all required consents and approvals of landlords and other material consents of third parties have been obtained;

  . the absence of any burdensome condition imposed by a governmental entity which, in connection with its regulatory authority, imposes any requirement on Carrols, the surviving corporation or their respective subsidiaries that would render the transactions contemplated by the merger agreement and the merger economically unfeasible;

  . the absence of any material adverse change in Taco Cabana's and its subsidiaries' businesses, taken as a whole;

  . the absence of any legal prohibition against the merger or other material litigation instituted by any governmental authority; and

  . Carrols shall not have been unable to complete the merger and the other transactions contemplated by the merger agreement by reason of inadequate financing as a result of the lenders described in its commitment letter with The Chase Manhattan Bank refusing to complete the financing specified in the commitment letter pursuant to and in accordance with the terms of the commitment letter by reason of the lenders' assertion that the condition precedent contained in the commitment letter regarding no material adverse changes has not been fulfilled or satisfied.

  Conditions to Taco Cabana's Obligation. The obligation of Taco Cabana to complete the merger is subject to the satisfaction or waiver of the following conditions:

  . the material accuracy of the representations and warranties of Carrols and Spur Acquisition Corp. contained in the merger agreement; and

  . the material compliance by Carrols and Spur Acquisition Corp. of their respective obligations to be performed under the merger agreement.

  Please refer to Article VI of the merger agreement for a full statement of the conditions to completing the merger.

Termination of the Merger Agreement

  The parties to the merger agreement may agree to terminate the merger agreement by mutual consent at any time before completing the merger, even after Taco Cabana's stockholders have approved the merger agreement and the merger.

  Either Carrols or Taco Cabana may terminate the merger agreement if:

  . the merger is not completed by June 30, 2001, unless the party seeking to terminate the agreement has caused the failure to complete the merger by failing to fulfill its obligations under the merger agreement;

  . any permanent injunction or action by any governmental entity preventing the consummation of the merger shall have become final and non appealable;

  . the other party shall have materially breached a representation, warranty, covenant or agreement of that party contained in the merger agreement;

  . a representation or warranty of the other party shall have become untrue such that the conditions that the representations and warranties of such party or an obligation of such party would be incapable of being satisfied by June 30, 2001; or

  . Taco Cabana's stockholders do not approve the merger agreement and the merger at the special stockholders' meeting.

  In addition, Carrols may terminate the merger agreement if Taco Cabana's board of directors:

  . withdraws or adversely modifies its recommendation of the merger agreement, the merger or any of the transactions contemplated by the merger agreement;

  . approves or recommends a competing transaction to Taco Cabana's stockholders;

  . continues discussions relating to a third-party acquisition or other business combination offer more than 21 calendar days after such offer is received; or

  . does not reject a tender offer or exchange offer proposal by a third party within 10 business days of its commencement or the date such proposal is first publicly disclosed.

Termination Fee and Expense Reimbursement

  Taco Cabana has agreed to pay Carrols an amount equal to $4,500,000 plus all of Carrols' expenses not to exceed $850,000 in the event the merger agreement is terminated:

  . due to a material breach by Taco Cabana of an agreement, representation or warranty and Taco Cabana enters into a definitive agreement at any time prior to or within the twelve months after the date of the merger agreement providing for an acquisition or a business combination at a price per share greater than $9.04;

  . because the Taco Cabana stockholders do not approve the merger agreement and the merger at the special stockholders' meeting and at the time of the special stockholders' meeting there exists an alternative proposal for a business combination with an entity other than Carrols which either (1) the Taco Cabana board of directors has not publicly opposed or (2) is consummated or a definitive agreement relating to such business combination is entered into at any time prior to or within twelve months after the termination of the merger agreement;

  . by Carrols upon the Taco Cabana board of directors withdrawing or adversely modifying its recommendation of the merger agreement, the merger, or any of the transactions contemplated by the merger agreement or recommending a competing transaction providing for an acquisition or business combination;

  . by Carrols upon Taco Cabana's board of directors continuing discussions relating to a third-party acquisition or business combination offer more than 21 calendar days after such offer is received; or

  . by Carrols upon Taco Cabana's board of directors failing to reject a tender offer or exchange offer proposal by a third party within 10 business days of its commencement or the date such proposal is first publicly disclosed.

  Taco Cabana has agreed to pay Carrols' expenses, not to exceed $850,000, in the event Carrols terminates the merger agreement due to Taco Cabana's material breach of an agreement, representation or warranty, but Taco Cabana has not entered into a definitive agreement within 12 months of the date of the merger agreement for a business combination at a price per share greater than $9.04.

  Carrols has agreed to reimburse Taco Cabana for its expenses, not to exceed $850,000, in the event the merger agreement is terminated solely as a result of Carrols' inability to obtain financing due to its lenders refusing to consummate the financing due to its or their assertion that a material adverse change has occurred for any reason other than a material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Taco Cabana and its subsidiaries, taken as a whole.

                              THE SPECIAL MEETING

General

  This proxy statement is being furnished to Taco Cabana's stockholders as part of the solicitation of proxies by Taco Cabana's board of directors for use at a special meeting of stockholders to be held on Monday, December 18, 2000, at 10:00, a.m., Central Standard Time, at Taco Cabana's headquarters, 8918 Tesoro Drive,

Suite 200, San Antonio, Texas. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve the merger agreement between Taco Cabana, Carrols, and Spur Acquisition Corp. and the merger contemplated by the merger agreement.

Record Date and Voting; Quorum

  The holders of record of Taco Cabana shares as of the close of business on the record date of November 8, 2000 are entitled to receive notice of, and to vote at, the special meeting. On that date, there were 11,651,232 shares of Taco Cabana common stock outstanding held by 840 holders of record. The presence of holders of a majority of the outstanding shares of Taco Cabana common stock as of the record date on November 8, 2000, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. If a stockholder abstains from voting on the merger agreement, then the shares held by that stockholder will be deemed present at the meeting for purposes of determining a quorum. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on the merger, then the shares covered by such non-vote will be deemed present at the special meeting for purposes of determining a quorum.

Required Vote

  You are entitled to cast one vote at the special meeting for each share of Taco Cabana common stock you held on November 8, 2000. Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Taco Cabana common stock. You may vote your shares by voting your proxy or by appearing at the special meeting and voting in person. Abstentions and broker "non-votes" will have the same effect as a vote against the merger agreement and the merger. All of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger agreement and the merger.

Proxies; Revocation

  There are three ways to vote your proxy. Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you mark, sign and return your proxy card.

  Vote by telephone, toll free--1-877-550-2480

  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your control number, which appears on the enclosed proxy card. Follow the simple instructions the recorded voice provides you.

  Vote by Internet--http://www.computershare.com/us/proxy

  Access the above Internet site to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your control number, which appears on the enclosed proxy card, to create an electronic ballot.

  Vote by mail

  Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

  IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

  If you vote your shares of Taco Cabana common stock by signing and returning a proxy card, your shares will be voted at the special meeting as you indicate on the card. If no instructions are indicated on your signed proxy card, your shares of Taco Cabana common stock will be voted "FOR" the approval of the merger proposal.

  If your shares are held in "street name" by your broker, do not follow the above voting instructions. Rather, your broker will provide you with separate written instructions on voting your shares, and you should follow those instructions.

  You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to the Secretary of Taco Cabana at 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked, or by again following the procedures for voting by telephone or the Internet at a later time. However, simply attending the special meeting will not revoke a proxy.

Expenses of Proxy Solicitation

  All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Taco Cabana. Officers and employees of Taco Cabana may solicit proxies by telephone or in person. However, they will not be paid amounts in excess of their customary compensation for soliciting proxies. Taco Cabana also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Taco Cabana has retained Georgeson Shareholder Communications Inc. as solicitation agent and information agent to assist in the solicitation of proxies, using the means referred to above, at an anticipated cost of $7,500, plus reimbursement of out-of-pocket expenses.

Adjournments

  Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Taco Cabana common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any proxies received by Taco Cabana will be voted in favor of an adjournment of the special meeting if the purpose of the adjournment is to provide additional time to solicit votes to approve the merger agreement, unless the stockholder has voted against the merger proposal. Thus, proxies voting against the merger will not be used to vote for adjournment of the special meeting for the purpose of providing additional time to solicit votes to approve the merger agreement and the merger. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Taco Cabana stockholders who have already sent in their proxies to revoke them at any time prior to their use.

                               APPRAISAL RIGHTS

  Under Section 262 of the Delaware General Corporation Law ("DGCL"), any holder of common stock who does not wish to accept cash in the amount of $9.04 per share of Taco Cabana common stock may dissent from the merger and elect to have the fair value of such stockholder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262.

  The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in timely manner to perfect appraisal rights.

  Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement will constitute such notice to the holders of common stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix C to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Taco Cabana believes that stockholders who consider exercising such rights should seek the advice of counsel.

Filing Written Objection; No Voting in Favor of the Merger

  Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

  . deliver to Taco Cabana a written demand for appraisal of such stockholder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs Taco Cabana of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares;

  . not vote the holder's shares of common stock in favor of the merger agreement; a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement; therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

  . continuously hold such shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the effective time of the merger will lose any right to appraisal in respect of such shares.

  Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

  Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should

  . be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates;

  .  specify the stockholder's name and mailing address;

  .  specify the number of shares of common stock owned; and

  . state that such stockholder intends thereby to demand appraisal of such stockholder's common stock.

  If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

  A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to: Taco Cabana, Inc., 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217; Attention, David G. Lloyd, Secretary.

Notice by Taco Cabana; Determination by the Court

  Within ten days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of Taco Cabana who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of common stock held by all dissenting stockholders. Taco Cabana is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Inasmuch as Taco Cabana has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the merger (or at any time thereafter with Taco Cabana's written consent), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the cash payment in the amount of $9.04 per share of Taco Cabana common stock.

  Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

  A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

  After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE AMOUNT OF $9.04 PER SHARE OF TACO CABANA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT THAT THEY WOULD RECEIVE IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

  In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

  Any stockholder may withdraw its demand for appraisal and accept cash in the amount of $9.04 per share of Taco Cabana stock by delivering to the surviving corporation a written withdrawal of such stockholder's demands for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of $9.04 per share of Taco Cabana common stock.

  FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                            PRINCIPAL STOCKHOLDERS
                 AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

  The following table sets forth, as of October 6, 2000, the beneficial ownership of our common stock by all of our directors and executive officers and all stockholders beneficially owning in excess of five percent of our outstanding shares. Unless otherwise indicated, the mailing address for each person listed in the table is 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217.

                                                                     Shares
                                                                  Beneficially
                                                                      Owned
                                                                 ---------------
Name                                                             Number  Percent
----                                                             ------- -------
Stephen V. Clark(1)............................................. 253,063  2.1%

David G. Lloyd(2)............................................... 134,000  1.1%

Douglas Gammon(3)...............................................  60,000    *

William J. Nimmo(4).............................................  32,029    *

Richard Sherman(5).............................................. 100,061    *

Cecil Schenker(6)............................................... 117,715  1.0%

Lionel Sosa(7)..................................................  24,827    *

Rod Sands(8).................................................... 112,212    *

Dimensional Fund Advisors, Inc.(9).............................. 957,064  7.8%

All directors and officers as a group (9 persons)(10)........... 848,907  6.9%

--------
  *  Less than 1%.
 (1) Includes 240,000 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 60,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
 (2) Includes 120,000 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 30,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
 (3) Includes 55,000 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 45,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
 (4) Includes 24,000 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 8,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
 (5) Includes 93,003 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 3,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
 (6) Includes 113,503 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 3,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
 (7) Includes 21,000 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 8,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
 (8) Includes 13,000 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 13,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
 (9) Based upon Schedule 13G, filed in February 2000, indicating beneficial ownership, sole dispositive power and sole voting power as stated in the table. Address: 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(10) Includes 694,506 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 230,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).

                EXECUTIVE OFFICERS AND DIRECTORS OF TACO CABANA

Name                                  Position
----                                  --------
Stephen V. Clark..................... Chief Executive Officer, President and
                                      Director

Douglas Gammon....................... Senior Vice President--Human Resources and
                                      People Development

David G. Lloyd....................... Senior Vice President--Finance, Chief
                                      Financial Officer, Secretary and Treasurer

William J. Nimmo..................... Director

Rod Sands............................ Director

Cecil Schenker....................... Director

Richard Sherman...................... Director

Lionel Sosa.......................... Director

  Mr. Clark has served as Taco Cabana's Chief Executive Officer since November 1996, and as the President, Chief Operating Officer, and as a Director since April 1995. Prior to that, Mr. Clark was with Church's Chicken, a division of America's Favorite Chicken, for seventeen years with his final title having been Senior Vice President and Concept General Manager. He also served on the executive committee of America's Favorite Chicken and was on the Board of Directors of Church's Operators Purchasing Association. In his final position with America's Favorite Chicken, Mr. Clark was primarily responsible for the day-to-day operations of over 1,100 company-owned and franchised units with aggregate sales volume in excess of $600 million.

  Mr. Gammon joined Taco Cabana in March 1997 as Senior Vice President--Human Resources and People Development. From December 1989 to March 1997, Mr. Gammon served as Vice President of Human Resources at Marriott's foodservice division, which had over 15,000 employees in 50 states. Mr. Gammon has over 20 years of experience in the human resources and training fields as well as over six years experience in restaurant operations. He was the past President for the Council of Hotel and Restaurant Trainers.

  Mr. Lloyd joined Taco Cabana in October 1994 as Vice President--Finance, Chief Financial Officer, Secretary and Treasurer and was promoted to Senior Vice President in May 1996. From August 1985 to October 1994, Mr. Lloyd served in various capacities with Deloitte & Touche (the Company's independent auditors), with his last position being Senior Audit Manager. Mr. Lloyd is a certified public accountant.

  Mr. Nimmo has served on Taco Cabana's board since November 1991. Since May 1997, Mr. Nimmo has been a Partner with Halpern, Denny & Co., a venture capital firm in Boston, Massachusetts. Prior to that, Mr. Nimmo served as Managing Director of Cornerstone Equity Investors, Inc., and its predecessor firm, Prudential Equity Investors, Inc., since September 1989.

  Mr. Sands has been a director on Taco Cabana's board since February 1998. Since July 1997, Mr. Sands has served as the Managing Director of Silver Brands, a private equity investment fund. Since 1999, Mr. Sands has also served as Chief Operating Officer of Silver Ventures, a private public market investment firm. Mr. Sands serves as the Chairman of the board of directors of Desert Glory, Inc., and MarketFare Foods while also serving as member of the board of directors of Nonni's Foods, and Benefit Planners, Inc. Mr. Sands also serves on the Chase Bank of Texas--San Antonio Advisory Board.

  Mr. Schenker has been a director on Taco Cabana's board since January 1992. Mr. Schenker is a corporate securities attorney and is the managing partner of the San Antonio, Texas office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., of which Mr. Schenker has been a partner through his professional corporation since January 1984. Akin, Gump has regularly performed legal services for Taco Cabana.

  Mr. Sherman has been a director on Taco Cabana's board since November 1991. Mr. Sherman is a private investor and retail consultant. Mr. Sherman served as President and Chief Executive Officer of Rally's, Inc. from September 1987 to January 1991. From August 1989 to January 1991, he also served as Chairman of the Board of Rally's, Inc. From 1984 to 1987, Mr. Sherman was President and a director of Church's Chicken, Inc. From 1971 to 1984, Mr. Sherman was Group Executive Vice President and Director of Hardee's Food Systems, Inc. and its parent, Imasco USA, Inc. Mr. Sherman currently serves as a director of Reed's Jewelers, Inc., Papa John's International, Inc. and PJ America, Inc.

  Mr. Sosa has been a director on Taco Cabana's board since August 1997. Mr. Sosa has served as the Chief Executive Officer of KJS Marketing Agency since January 1996. From 1994 to 1996 he served as Chairman of DMB&B/Americas, a network of advertising agencies in the U.S. and Latin America. In 1980, Mr. Sosa founded the agency of Sosa, Bromley, Aguilar, Noble & Associates, an advertising agency specializing in Hispanic marketing in the U.S. Mr. Sosa sold Sosa, Bromley, Aguilar, Noble & Associates in 1994. Mr. Sosa is currently a Director of the Children's Television Workshop Network.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

  This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on our current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning our possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "should," "could," "targets" and "may" or similar expressions.

  The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by such forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, including those discussed in "Special Factors--Background of the Merger," other factors that could cause actual results to differ materially include changes in the cost of food and labor, weather conditions, health and regulatory developments and general economic conditions. In addition, the ability of Taco Cabana to open new restaurants depends on a number of factors, including its ability to find suitable locations and negotiate acceptable leases and land purchases, its ability to attract and retain qualified restaurant managers and the availability of capital. These and other factors are discussed in the documents that we incorporate by reference into this proxy statement.

  Except to the extent required under the federal securities laws, Taco Cabana does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

  Taco Cabana files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Taco Cabana files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Taco Cabana's public filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov.

  If you would like to request documents from Taco Cabana, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting. Taco Cabana will send any document so requested to the requesting stockholder by first-class mail or other equally prompt means within one day of receiving the request. Please address your request for documents as follows:

                               TACO CABANA, INC.
                         8918 TESORO DRIVE, SUITE 200
                           SAN ANTONIO, TEXAS 78217
                                (210) 804-0990
                         Attention: Investor Relations

  You should rely only on the information contained in this document to vote your Taco Cabana shares at the special meeting. Taco Cabana has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November 14, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary.

                             STOCKHOLDER PROPOSALS

  If the merger proposal is approved and the merger completed, you will no longer own shares of Taco Cabana, and Taco Cabana will not solicit proxies for an annual meeting in 2001. If the merger proposal is not approved, Taco Cabana intends to conduct the next annual meeting of the stockholders in approximately June 2001. If you want to have a stockholder proposal considered for inclusion in the proxy statement for that meeting, you must submit the proposal in writing to the Secretary of Taco Cabana at its principal executive offices no later than March 1, 2001. Taco Cabana suggests that all such proposals be sent by certified mail, return receipt requested.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 6, 2000

                                     AMONG

                              CARROLS CORPORATION,

                             SPUR ACQUISITION CORP.

                                      AND

                               TACO CABANA, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
 ARTICLE I THE MERGER..................................................    1
    1.1 The merger.....................................................    1
    1.2 Closing........................................................    1
    1.3 Effective Time of the Merger...................................    1
    1.4 Effects of the Merger..........................................    1
    1.5 Certificate of Incorporation; By-Laws..........................    1
    1.6 Directors; Officers............................................    2

 ARTICLE II CANCELLATION OF THE CAPITAL STOCK OF THE COMPANY AND PAYMENT
           WITH RESPECT THERETO........................................    2
    2.1 Effect on Capital Stock........................................    2
        (a) Common Stock of Sub........................................    2
        (b) Cancellation of Treasury Stock and Parent-Owned Stock......    2
        (c) Cancellation of Company Common Stock and Payment with
           Respect Thereto.............................................    2
        (d) Appraisal Rights...........................................    2
    2.2 Payment With Respect To Certificates...........................    3
        (a) Payment Agent..............................................    3
        (b) Payment Procedures.........................................    3
        (c) No Further Ownership Rights in Company Common Stock........    3
        (d) Termination of Payment Fund................................    3
        (e) No Liability...............................................    4
        (f) Investment of Exchange Fund................................    4
        (g) Withholding Rights.........................................    4
        (h) Associated Company Rights..................................    4
    2.3 Stock Options With Respect To Company Common Stock.............    4

 ARTICLE III REPRESENTATIONS AND WARRANTIES............................    5
    3.1 Representations and Warranties of the Company..................    5
        (a) Organization, Standing and Power...........................    5
        (b) Subsidiaries...............................................    5
        (c) Capital Structure..........................................    5
        (d) Authority..................................................    7
        (e) SEC Documents..............................................    7
        (f) Information Supplied.......................................    8
        (g) Absence of Certain Changes or Events.......................    8
        (h) Compliance with Applicable Laws............................   10
        (i) Environmental..............................................   10
        (j) Litigation.................................................   11
        (k) Taxes......................................................   11
        (l) Employee Benefit Plans.....................................   12
        (m) Restaurants and Properties.................................   13
        (n) Properties.................................................   14
        (o) Labor Controversies........................................   14
        (p) Intellectual Property......................................   14
        (q) Change of Control Agreements...............................   15
        (r) Contracts and Commitments..................................   15
        (s) Affiliated Transactions....................................   17
        (t) Insurance..................................................   17
        (u) Records....................................................   17

                                                                          Page
                                                                          ----
         (v) Section 203 of the DGCL....................................   17
         (w) Opinion of Financial Advisor...............................   17
         (x) Franchise Matters..........................................   17
         (y) Disclosure.................................................   18
         (z) Company Rights Agreement...................................   18
    3.2  Representations and Warranties of Parent and Sub...............   18
         (a) Organization, Standing and Power...........................   18
         (b) Authority..................................................   18
         (c) Information Supplied.......................................   19
         (d) Interim Operations of Sub..................................   19
         (e) Financial Capability.......................................   19

 ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS...................   19
    4.1  Covenants of Company...........................................   19
         (a) Ordinary Course............................................   19
         (b) Dividends; Changes in Stock................................   20
         (c) Issuance of Securities.....................................   20
         (d) Governing Documents........................................   20
         (e) No Solicitations...........................................   20
         (f) No Acquisitions............................................   21
         (g) No Dispositions............................................   21
         (h) Indebtedness...............................................   21
         (i) Other Actions..............................................   21
         (j) Advice of Changes; Government Filings......................   21
         (k) Accounting Methods.........................................   22
         (l) Benefit Plans..............................................   22
         (m) Tax Elections..............................................   22
    4.2  Covenants of Parent............................................   22
         (a) Other Actions..............................................   22
         (b) Government Filings.........................................   22
         (c) Extraordinary Transactions.................................   23

 ARTICLE V  ADDITIONAL AGREEMENTS.......................................   23
    5.1  Preparation of the Proxy Statement.............................   23
    5.2  Stockholder Meeting............................................   23
    5.3  Legal Conditions to Merger.....................................   23
    5.4  Access To Information..........................................   24
    5.5  Brokers or Finders.............................................   24
    5.6  Indemnification; Directors' and Officers' Insurance............   24
    5.7  Shareholder Lists..............................................   24
    5.8  Shareholder Litigation.........................................   25
    5.9  Communication To Employees.....................................   25
    5.10 Environmental Matters..........................................   25

 ARTICLE VI CONDITIONS PRECEDENT........................................   25
    6.1  Conditions to Each Party's Obligation to Effect the Merger.....   25
         (a) Stockholder Approval.......................................   25
         (b) Other Approvals............................................   25
         (c) No Injunctions or Restraints; Illegality...................   25
    6.2  Conditions to Obligations of Parent and Sub....................   25
         (a) Representations and Warranties.............................   25

                                                                         Page
                                                                         ----
         (b) Performance of Obligations of Company.....................   26
         (c) Consents Under Agreements.................................   26
         (d) Burdensome Condition......................................   26
         (e) Material Adverse Effect...................................   26
         (f) Proceedings...............................................   26
         (g) Financing.................................................   26
    6.3  Conditions to Obligations of Company..........................   26
         (a) Representations and Warranties............................   26
         (b) Performance of Obligations of Parent and Sub..............   27

 ARTICLE VII TERMINATION AND AMENDMENT.................................   27
    7.1  Termination...................................................   27
    7.2  Effect of Termination.........................................   28
    7.3  Fees, Expenses and Other Payments.............................   28
    7.4  Amendment.....................................................   29
    7.5  Extension; Waiver.............................................   29

 ARTICLE VIII GENERAL PROVISIONS.......................................   30
    8.1  Nonsurvival of Representations, Warranties and Agreements.....   30
    8.2  Notices.......................................................   30
    8.3  Certain Definitions...........................................   30
    8.4  Interpretation................................................   31
    8.5  Counterparts..................................................   31
    8.6  Entire Agreement; No Third Party Beneficiaries; Rights of
         Ownership.....................................................   31
    8.7  Governing Law.................................................   31
    8.8  Severability; No Remedy In Certain Circumstances..............   31
    8.9  Publicity.....................................................   32
    8.10 Assignment....................................................   32
    8.11 Adjustment....................................................   32
    8.12 Specific Performance..........................................   32

 EXHIBIT A Certificate of Incorporation of Sub
 EXHIBIT B By-Laws of Sub

                             INDEX OF DEFINED TERMS

Defined Term                                                               Page
------------                                                               ----
affiliate.................................................................  30
Agreement.................................................................   1
Balance Sheet.............................................................   8
beneficial ownership......................................................  30
beneficially own..........................................................  30
Business Combination......................................................  29
Certificate of Merger.....................................................   1
Certificates..............................................................   3
Closing...................................................................   1
Closing Date..............................................................   1
Code......................................................................   4
Commitment Letter.........................................................  19
Company...................................................................   1
Company Benefit Plans.....................................................  12
Company Common Stock......................................................   2
Company Disclosure Letter.................................................   5
Company Preferred Stock...................................................   5
Company Rights............................................................   6
Company SEC Documents.....................................................   8
Company Stock Options.....................................................   4
Company Stock Plans.......................................................   4
Competing Transaction.....................................................  21
Confidentiality Agreement.................................................  20
Consents..................................................................  25
DGCL......................................................................   1
Dissenting Shares.........................................................   2
Dissenting Stockholder....................................................   2
Effective Time............................................................   1
Environmental Audit.......................................................  25
Environmental Liability...................................................  10
Environmental Matters.....................................................  10
ERISA.....................................................................  12
ERISA Affiliate...........................................................  13
Expenses..................................................................  28
Financing.................................................................  19
Franchise Agreements......................................................  17
Franchised Leased Property................................................  13
GAAP......................................................................   8
Governmental Entity.......................................................   7
group.....................................................................  30
HSR Act...................................................................   7
HSR Filings...............................................................   7
Independent Advisor.......................................................  17
Intellectual Property Rights..............................................  14
Leased Real Property......................................................  13
Licensed Rights...........................................................  14
Litigation................................................................  11
material..................................................................   5
Material Adverse Effect...................................................   5

Defined Term                                                               Page
------------                                                               ----
Material Contracts........................................................  15
merger....................................................................   1
Merger Consideration......................................................   2
Offer Consideration.......................................................  19
Option Consideration......................................................   4
Owned Real Property.......................................................  13
Parent....................................................................   1
Payment Agent.............................................................   3
Payment Fund..............................................................   3
person....................................................................  31
Proxy Statement...........................................................  23
Related Party.............................................................  10
Requisite Regulatory Approvals............................................  25
Rights Agreement..........................................................   6
SEC.......................................................................   7
Series A Preferred Stock..................................................   6
Sub.......................................................................   1
subsidiary................................................................  31
Surplus Leased Property...................................................  13
Surviving Corporation.....................................................   1
Tax Entity................................................................  11
Tax Return................................................................  11
Taxes.....................................................................  11
Vacant Surplus Property...................................................  13
Violation.................................................................   7
Voting Debt...............................................................   6
Year-End Financial Statements.............................................   8

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 6, 2000, among Carrols Corporation, a Delaware corporation ("Parent"), Spur Acquisition Corp., A Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Taco Cabana, Inc., A Delaware corporation (the "Company").

                                   RECITALS

  A. Parent, Sub and the Company intend to effect a merger of Sub into the Company (the "Merger") in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"). Upon consummation of the Merger, Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

  B. For accounting purposes, it is intended that the Merger be treated as a "purchase."

  C. This Agreement has been approved by the respective boards of directors of Parent, Sub and the Company.

                                   AGREEMENT

  The parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue under the name "Taco Cabana, Inc."

  1.2 Closing. Unless this Agreement shall have been terminated pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at 10:00 a.m., New York City time, at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto.

  1.3 Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, Sub shall file a certificate of merger conforming to the requirements of Subchapter IX of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time thereafter as is provided in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

  1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

  1.5 Certificate of Incorporation; By-Laws. (a) The certificate of incorporation of Sub which is attached as Exhibit A hereto, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I of the certificate of incorporation of the Surviving Corporation shall be amended by the Certificate of Merger to read as follows: "The name of the corporation is:
Taco Cabana, Inc."

  (b) The by-laws of Sub which are attached as Exhibit B hereto shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  1.6 Directors; Officers. (a) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  (b) The officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

                   Cancellation of the Capital Stock of the Company and Payment with Respect Thereto

  2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Parent or Sub:

    (a) Common Stock of Sub. Each share of common stock, par value $.0l per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.0l per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock of the Company, par value $.0l per share ("Company Common Stock"), that is owned by the Company or by any subsidiary of the Company, together with the associated Company Rights, and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent, together with the associated Company Rights, shall automatically be cancelled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or payable with respect thereto.

    (c) Cancellation of Company Common Stock and Payment with Respect Thereto. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares), together with the associated Company Rights, shall be converted into the right to receive $9.04, payable, without interest, to the holder of such shares, upon surrender, in the manner provided in Section 2.2, of the certificate(s) that formerly evidenced such shares (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock, together with the associated Company Rights, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as applicable.

    (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, to the extent provided by the DGCL, Parent will not make any payment of Merger Consideration with respect to Company Common Stock held by any person (a "Dissenting Stockholder") who elects to demand appraisal of his shares and duly and timely complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to require appraisal of their shares ("Dissenting Shares"), but such Dissenting Stockholders shall have the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to the laws of the State of Delaware. If, after the Effective Time, a Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.1(c). The Company will give

  Parent (i) prompt notice of any demands for appraisal of Dissenting Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Parent, make any payment with respect to, or enter into any negotiations or discussions or a binding settlement agreement or make an offer, written or oral, to settle, any such demands.

  2.2 Payment with Respect to Certificates.

  (a) Payment Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent (the "Payment Agent"), for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II through the Payment Agent, the Merger Consideration to be paid in respect of all shares of Company Common Stock (other than shares representing Dissenting Shares or shares to be cancelled in accordance with Section 2.1(b)) (such funds deposited with the Payment Agent, the "Payment Fund").

  (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were cancelled in the Merger pursuant to Section 2.1(c) the following documents: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment with respect thereto. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event that a holder has lost or misplaced a Certificate, an affidavit of loss thereof (together with an appropriate indemnity and/or bond if Parent so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to the Company's transfer agent and the Payment Agent shall accompany such letter of transmittal in lieu of the applicable Certificate. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect thereto as contemplated by this Section 2.2. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate.

  (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid with respect to the cancellation of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

  (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

  (e) No Liability. If any Certificates shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)(iii)), any cash or other property payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Payment Agent shall be liable to any holder of a Certificate or the shares represented thereby for any Merger Consideration delivered in respect of such Certificate or the shares represented thereby to a public official pursuant to any abandoned property, escheat or other similar law.

  (f) Investment of Exchange Fund. The Payment Agent shall invest any cash included in the Payment Fund as directed by Parent. Any interest or other income resulting from such investments shall be paid to Parent. The Parent shall replace any net losses incurred by the Payment Fund as a result of investments made pursuant to this Section 2.2(f).

  (g) Withholding Rights. Parent or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or the shares of Company Common Stock represented thereby such amounts (if any) as Parent or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Payment Agent.

  (h) Associated Company Rights. References in Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights.

  2.3 Stock Options with Respect to Company Common Stock. (a) The Company shall take all actions necessary pursuant to the Company's 1990 Stock Option Plan, the Company's 1994 Stock Option Plan and the Company's 2000 Stock Ownership Plan (collectively, the "Company Stock Plans"), and the terms and provisions of any outstanding options to acquire shares of Company Common Stock not issued under any Company Stock Plan, to cause the following: (i) all outstanding options to acquire shares of Company Common Stock granted under the Company Stock Plans or otherwise (the "Company Stock Options") shall be exercisable in full immediately prior to the Effective Time, and (ii) all Company Stock Options that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time. The Company shall give written notice to the holders of all Company Stock Options of the foregoing, which written notice shall include an offer to pay such holder at the Effective Time, in exchange for the cancellation of such holder's Company Stock Options at the Effective Time, an amount in cash determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Stock Option by (B) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (such amount, the "Option Consideration"), and each such Company Stock Option shall thereafter be canceled. All actions required to be taken pursuant to this Section 2.3(a) with respect to Company Stock Options has been, or prior to the Effective Time will be, taken by the Company.

  (b) Promptly after the Effective Time, the Surviving Corporations shall cause to be mailed to each holder of Company Stock Options a check payable to such holder in an amount equal to the Option Consideration payable with respect to all Company Stock Options held by such holder.

                                  ARTICLE III

                        Representations and Warranties

  3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub that, except as specifically disclosed in the letter dated the date hereof and delivered by the Company to Parent simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Letter"):

    (a) Organization, Standing and Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its subsidiaries taken as a whole, and (ii) the term "Material Adverse Effect" means, with respect to the Company or Parent, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened would or would reasonably be expected to (a) be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole, or (b) prevent or materially delay the consummation of the Merger. The Company has made available to Parent true and complete copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws (or equivalent organizational documents) of each subsidiary of the Company, each as amended to date. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect, and neither the Company nor any subsidiary of the Company is in violation of any provision of its certificate of incorporation, by-laws or equivalent organizational documents.

    (b) Subsidiaries. The Company owns, directly or indirectly, all of the outstanding capital stock or other equity interests in each of its subsidiaries free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. The Company Disclosure Letter sets forth a complete list of the Company's subsidiaries. Other than the capital stock or other interests held by the Company in such subsidiaries, neither the Company nor any such subsidiary owns any direct or indirect equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock in each of its corporate subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable securities laws and regulations. All of the outstanding partnership interests in each of its partnership subsidiaries are validly existing, nonassessable and were issued in compliance with applicable securities laws and regulations, and all capital contributions required with respect to such partnership interests have been made in full. There are no irrevocable proxies or similar obligations with respect to such capital stock or partnership interests of such subsidiaries and no equity securities or other interests of any of its subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or any other equity interest of any such subsidiary, and there are no agreements, contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or other equity interests.

    (c) Capital Structure. (i) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 2,500,000 shares of Preferred Stock of the Company, par value $1.00 per share (the "Company Preferred Stock"), of which 100,000 shares have been designated Series A Junior

  Preferred Stock (the "Series A Preferred Stock"). At the close of business on October 3, 2000, (A) 11,625,232 shares of Company Common Stock were outstanding, (B) no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants, (C) 1,550,975 Company Stock Options were outstanding pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, (D) 114,506 Company Stock Options were outstanding other than pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, (E) 1,665,481 shares of Company Common Stock are authorized and reserved for issuance upon the exercise of outstanding Company Stock Options, (F) 1,865,000 shares of Company Common Stock were held by the Company in its treasury or by its subsidiaries, (G) no shares of Company Preferred Stock, including Series A Preferred Stock, were issued or outstanding, and (H) 100,000 shares of Series A Preferred Stock have been reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of June 9, 1995 between the Company and Society National Bank, in Dallas, Texas, as Rights Agent (the "Rights Agreement"). The Company Disclosure Letter sets forth a true and complete list of the outstanding Company Stock Options, including the exercise prices and vesting schedules therefor.

    (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company are issued or outstanding.

    (iii) All outstanding shares of Company capital stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities laws and regulations. All shares of Company Common Stock subject to issuance upon the exercise of Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable securities laws and regulations.

    (iv) Except for this Agreement, the Rights Agreement, the Company Rights, the Company Stock Plans and the Company Stock Options, there are no options, warrants, calls, rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, or other rights, commitments or agreements of any character to which the Company or any subsidiary of the Company is a party or by which it is bound obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. After the Effective Time, there will be no option, warrant, call, right or agreement obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of the Company or any subsidiary of the Company, or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right or agreement. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not obligate the Company to issue, or result in the issuance of, any capital stock of the Company pursuant to the Rights Agreement or any other agreement or arrangement, except for the acceleration of vesting and potential exercise of Company Stock Options contemplated by Section 2.3. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

    (v) Since July 2, 2000, the Company and each of its subsidiaries has not
  (A) issued, permitted to be issued or entered into any obligation to issue, any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company or any of its subsidiaries, other than pursuant to and as required by the terms of any Company Stock Options that were issued and outstanding on such date; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its subsidiaries, any shares of capital stock of the Company or any of its subsidiaries; (C) declared, set aside, made or paid to the stockholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company; or
  (D) split, combined or reclassified any of its shares of capital stock of the Company or any of its subsidiaries.

    (d) Authority. (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than such approval by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company's stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement. At a meeting duly called and held on October 4, the Company's Board of Directors adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair, from a financial point of view, to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement.

    (ii) Subject to compliance with the applicable requirements of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of the Certificate of Merger as contemplated by Section 1.1, the execution and delivery of this Agreement and the Certificate of Merger, the consummation of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof will not breach, constitute an ultra vires act under, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such breach, ultra vires act, violation, default, right of termination, cancellation, acceleration loss or creation, a "Violation") pursuant to, (x) any provision of the certificate of incorporation or by-laws of the Company or the governing instruments of any subsidiary of the Company or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Company Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any subsidiary of the Company or their respective properties or assets except Violations under clause (y) which would not have a Material Adverse Effect on the Company.

    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement and the Certificate of Merger by the Company, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof, the failure to obtain which would have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger and (2) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger as contemplated by Section 1.1 and appropriate documents with the relevant authorities of states in which the Company is qualified to do business, (C) filings pursuant to the rules of the Nasdaq National Market, and (D) filings (the "HSR Filings") under the HSR Act.

    (e) SEC Documents. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 28, 1997 (as such documents have since the time of their filing been amended, the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (including, without limitation, the audited balance sheet and related statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the fiscal year ended January 2, 2000, as audited by Deloitte & Touche LLP (such balance sheet and related statements are referred to hereinafter as the "Year-End Financial Statements"), and the unaudited financial statements of the Company and its subsidiaries for the fiscal quarters ended April 2, 2000 and July 2, 2000, including the balance sheet of the Company and its subsidiaries dated July 2, 2000 (the "Balance Sheet")) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended in accordance with GAAP. As of July 2, 2000, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) and which were not reflected on the Balance Sheet. Since July 2, 2000, except as and to the extent set forth in the Company SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on the Company, or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. No subsidiary of the Company is required to file any form, report or other document with the SEC.

    (f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement (other than information concerning Parent or Sub provided in writing by Parent or Sub or their counsel specifically for inclusion or incorporation by reference therein) will, at the date of mailing to stockholders of the Company and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for information concerning Parent or Sub provided in writing by Parent or Sub or their counsel specifically for inclusion or incorporation by reference therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    (g) Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company Disclosure Letter or in the Company SEC Documents, since January 2, 2000, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been:

      (i) any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

      (ii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1(b),
    (c), (d), (f), (g), (h), (l) or (m) without the prior consent of
    Parent,

      (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

      (iv) any material change in accounting methods, principles or practices (or any disagreement with the Company's independent public accountants with respect to such methods or practices) employed by the Company or any material change in depreciation or amortization policies or rates applicable to the Company or any of its subsidiaries;

      (v) any incurrence of any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) not incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, or any other failure by the Company or any of its subsidiaries to conduct its business in the ordinary course consistent with past practice;

      (vi) any change in the financial condition, capitalization, assets, liabilities or net worth of the Company, except changes in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, none of which changes, individually or in the aggregate, has had or will have a Material Adverse Effect on the Company;

      (vii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties or business of the Company or its subsidiaries, or any material deterioration in the operating condition of the Company's or its subsidiaries' assets;

      (viii) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any of the Company's or its subsidiaries' assets, tangible or intangible (other than pursuant to after-acquired property clauses in security agreements related to indebtedness existing as of January 2, 2000);

      (ix) any strike, walkout, labor trouble (other than routine individual grievances or complaints) or, to the extent that such event has had or could reasonably be expected to have a Material Adverse Effect on the Company, any other new or continued event, development or condition of any character relating to the labor relations of the Company or its subsidiaries;

      (x) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or stockholder of the Company or its subsidiaries (except increases made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other plan) to which any of the Company's or its subsidiaries' officers, directors, employees or stockholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefit plans described in the Company Disclosure Letter, or any other payment of any kind to or on behalf of any such officer, director, employee or stockholder other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business;

      (xi) any material adverse change or, to the knowledge of the Company, any threat of any material adverse change in the Company's or any of its subsidiaries' relations with, or any loss or threat of loss of, any of the Company's or any of its subsidiaries' important suppliers, distributors or employees;

      (xii) any write-offs as uncollectible of any notes or accounts receivable of the Company or any of its subsidiaries or write-downs of the value of any assets or inventory by the Company or any of its subsidiaries other than in immaterial amounts or in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past;

      (xiii) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Related Party, except for (i) directors' fees and (ii) compensation to the officers and employees of the Company and its subsidiaries at rates not exceeding the rates of compensation disclosed in the Company Disclosure Letter (as used herein, a "Related Party" means the Company, any of its subsidiaries, any of the officers or directors of the Company or any of its subsidiaries, any affiliate of the Company or any of its subsidiaries or any of their respective officers or directors, or any business or entity controlled, directly or indirectly, by the Company or any of its subsidiaries);

      (xiv) any disposition of or failure to keep in effect any rights in, to or for the use of, any patent, trademark, service mark, trade name or copyright, or any disclosure to any person not either an employee, franchisee or other person subject to a duty of confidentiality with respect thereto, or other disposal of any trade secret, process or know-how;

      (xv) any disposition of or failure to keep in effect any right in, to or for the use of any franchise, right, license, permit or other authorization of the Company or any of its subsidiaries;

      (xvi) any transaction, agreement or event outside the ordinary course of the Company's or its subsidiaries' business or inconsistent with past practice or not of substantially the same character, type or magnitude as incurred in the past.

    (h) Compliance with Applicable Laws. The Company and its subsidiaries have been operated at all times in compliance with all applicable laws and regulations, and are not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of its subsidiaries is a party or by which any of their property or assets is bound, except where any such noncompliance, conflicts, defaults or violations would not have a Material Adverse Effect on the Company. As of the date hereof, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the Company's best knowledge, threatened. The Company or one of its subsidiaries possesses a valid license or licenses to sell and serve alcoholic beverages in each restaurant operated by the Company and any of its subsidiaries, and the validity of such licenses and the ability to sell and serve alcoholic beverages in each such restaurant as currently permitted shall not be affected by the Merger.

    (i) Environmental. Except for any matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its subsidiaries is and at all times has been in compliance with all applicable laws relating to Environmental Matters; (ii) the Company and each of its subsidiaries has obtained, and is in compliance with, all permits, licenses or approvals required by applicable laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances, including, without limitation, hazardous substances and wastes, used or produced by or otherwise relating to the operations of any of them; and (iii) there are no past or present events, conditions, activities or practices that would prevent compliance or continued compliance with any law or give rise to any Environmental Liability. There are no claims either by any Governmental Entity or any third party pending, or to the Company's knowledge, threatened, against the Company or any of its subsidiaries arising from any Environmental Matter.

    As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including, without limitation, matters relating to food preparation and handling, emissions, discharges, releases, exposures, or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, polychlorinated byphenols, biohazards and all toxic agents of whatever type or nature into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, biohazards and all toxic agents of whatever type or nature. "Environmental Liability" means any liability or obligation arising under any law or under any other theory of law or equity (including, without limitation, any liability for personal injury, property damage or remediation) arising from or relating to any Environmental Matters.

    (j) Litigation. There are no material claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations ("Litigation") pending against the Company or any of its subsidiaries, or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries is a party, before or by any Federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity. There are no existing or, to the best knowledge of the Company, threatened material orders, judgments or decrees of any court or other Governmental Entity which specifically apply to the Company, any of its subsidiaries or any of their respective properties or assets.

    (k) Taxes. (i) Each Tax Entity has timely filed all Tax Returns required to be filed by any of them (subject to permitted extensions). All such Tax Returns are true, correct and complete when filed, except for such instances which individually or in the aggregate could not have a Material Adverse Effect on the Company. All Taxes of each Tax Entity which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Documents in accordance with GAAP. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Material Adverse Effect on the Company. Each Tax Entity has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except for such Taxes which individually or in the aggregate could not have a Material Adverse Effect on the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against any Tax Entity that are not adequately reserved for, no audit of any Tax Return of any Tax Entity is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted to any Tax Entity and is currently in effect. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (c) "Tax Entity" means the Company, each of the Company's subsidiaries, and each consolidated, combined, unitary or similar group of which the Company or any of its subsidiaries is now, or within the preceding eight (8) years has been, a member.

    (ii) No Tax Entity has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provisions thereof, or any similar provision of foreign, state or local law, or has any ruling request pending with any tax authority. There are no tax certiorari proceedings currently pending, tax abatements currently in effect or proposed materially increased tax assessments of which any Tax Entity has been notified or has knowledge in the context of such Tax Entity's real estate assets. No assets of any Tax Entity constitutes tax-exempt financed property or tax-exempt use property within the meaning of Section 168 of the Code, and no assets of any Tax Entity are subject to a lease, safe-harbor lease, or other arrangement as a result of which any Tax Entity is not treated as the owner for federal income tax purposes. No Tax Entity has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code). No Tax Entity (i) is required or has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of foreign, state or local law by reason of a change in accounting method initiated by it or any other relevant party,
  (ii) has knowledge that any tax authority has proposed any such adjustment or change in accounting method, and/or (iii) has an application pending with any tax authority requesting permission for any changes in accounting methods that relate to the business or assets of any Tax Entity. No Tax Entity is a party to any contract, agreement, plan or arrangement covering any periods that, individually or collectively, could give rise to any amount not being deductible by reason of Section 280G of the Code. The Company and each of its subsidiaries are not, have not been within the preceding eight (8) years, own no interest in, and have never owned an interest in, "S corporations" within the meaning of Section 1361(a)(1) of the Code, "qualified subchapter S subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code, "personal holding companies" within the meaning of Section 542 of the Code, "controlled foreign corporations" within the meaning of Section 957 of the Code, "foreign personal holding companies" within the meaning of Section 552 of the Code, "passive foreign investment companies" within the meaning of Section 1296 of the Code, "foreign investment companies" within the meaning of Section 1246 of the Code, an "FSC" within the meaning of Section 922 of the Code, or a "DISC" or "Former DISC" within the meaning of Section 992 of the Code. No Tax Entity has made, been party to, or been the subject of, any elections under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code. No Tax Entity has
  entered into any transfer pricing agreements with any tax authority. No assets of any Tax Entity are held in an arrangement for which partnership Tax Returns are being filed or are required to be filed. No Tax Entity has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. None of Parent or any of its subsidiaries will be required to withhold tax under Section 1445 of the Code with respect to any consideration paid pursuant to this Agreement.

    (l) Employee Benefit Plans. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its subsidiaries (the "Company Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company or any of its subsidiaries which are not disclosed in the Company SEC Documents and which exceed $50,000 per annum are set forth in the Company Disclosure Letter. True and complete copies of the Company Benefit Plans have been made available to Parent. To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification. Neither the Company nor any of its subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or is obligated to contribute to or has maintained or contributed or been obligated to contribute to in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or
  Section 412 of the Code or a "multi-employer plan" within the meaning of
  Section 3(37) of ERISA or Section 4001(a)(3) of the Code. No Company Benefit Plan nor the Company nor any subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of the Company, engaged in any transaction that would reasonably be expected to result in any such liability or penalty. Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. There is no pending or, to the knowledge of the Company, anticipated, Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as described in the Company SEC Documents or as required by law, neither the Company nor any of its subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. No Company Benefit Plan is under investigation or audit by either the United States Department of Labor or the Internal Revenue Service. Except as provided for in this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No payment or benefit which will or may be made by the Company, any of its subsidiaries or Parent with respect to any employee of the Company or any of its subsidiaries will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

    For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, as required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

    (m) Restaurants and Properties.

      (i) The Company operates 116 restaurants at the locations listed in the Company Disclosure Letter.

      (ii) The Company Disclosure Letter lists by address and lessor all leases and subleases (including those denominated as "licenses") of real property entered into by the Company or any of its subsidiaries as lessee (the "Leased Real Property"). The Company Disclosure Letter lists by address all real property owned by the Company or any of its subsidiaries (the "Owned Real Property").

      (iii) The Company Disclosure Letter lists by address and lessee all leases and subleases (including those denominated as "licenses") of real property entered into by the Company or any of its subsidiaries as lessor with a franchisee as lessee (the "Franchised Leased Property"). The Company Disclosure Letter lists by address and lessee all leases and subleases (including those denominated as "licenses") of real property entered into by the Company or any of its subsidiaries as lessor with a non-franchisee as lessee (the "Surplus Leased Property"). The Company Disclosure Letter lists by address and lessor (if applicable) all property leased (or "licensed") or owned by the Company or any of its subsidiaries where it neither operates a restaurant nor leases the property to a third party (the "Vacant Surplus Property").

      (iv) None of the Company or its subsidiaries is in default in any material respect under any leases under which it is the tenant of real or personal property. All leases with respect to the Leased Real Property, the Franchised Leased Property, the Surplus Leased Property and the Vacant Surplus Property are valid and binding obligations of the Company or one of its subsidiaries, as the case may be, and are enforceable by and against the Company or one of its subsidiaries, as the case may be, in accordance with their terms. To the knowledge of the Company, all such leases are valid, binding and enforceable against the other parties thereto in accordance with their terms and are in full force and no party to such leases has given any notice of default with respect thereto which remains outstanding.

      (v) The Company has provided or made available to Parent true and correct copies of all leases and subleases described in this section, together with any amendments, modifications or supplements thereto. The Company has provided or made available to Parent true and correct copies of all title insurance policies owned by the Company relating to Owned Real Property and leaseholds owned by the Company or any of its subsidiaries. The premiums for such title insurance policies have been paid in full.

      (vi) The construction, use and operation of the Leased and Owned Real Property conforms to all applicable building, zoning, fire and life safety, subdivision, and other laws, ordinances, regulations, codes, permits, licenses and to any and all certificates, restrictions and conditions affecting title, except for such non-conformance as could not have a material adverse effect on the Company's' or its subsidiaries' ownership, use or operation of the relevant property.

      (vii) The Company has not received any written notice or order by any Governmental Entity with respect to the Leased or Owned Real Property which (i) relates to the violation of building, safety, fire or other ordinances or regulations, (ii) claims any defect or deficiency, or (iii) requests the performance of any repairs or alterations.

      (viii) There is no pending or, to the knowledge of the Company, threatened or contemplated, condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Leased or Owned Real Property.

      (ix) There are no special assessments for public improvements or otherwise now affecting the Leased Real Property or Owned Real Property nor does the Company know of (i) any such pending or threatened assessment affecting the Leased Real Property or Owned Real Property or
    (ii) any contemplated improvements affecting the Leased Real Property or Owned Real Property that may result in special assessments affecting the Leased Real Property or Owned Real Property.

    (n) Properties. The Company or its subsidiaries has good title and, in the case of Owned Real Property, good and marketable fee simple title, to its properties and assets, including the properties and assets reflected in the Balance Sheet or acquired after July 2, 2000 (other than assets disposed of since July 2, 2000 in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as assets disposed of in the past), in each case free and clear of all title defects, liens, claims, charges, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which is properly reflected in the Balance Sheet; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after July 2, 2000, provided that the obligations secured by such liens are not delinquent; and (iv) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate would not have a Material Adverse Effect on the Company. None of the Company's or its subsidiaries' properties or assets is owned jointly with any other person, nor does any other person have any option to acquire the same. The Company and each of its subsidiaries either own, or have valid leasehold interests in, and are in possession of, all properties and assets used by them in the conduct of their business and each such lease is valid without material default thereunder by the lessee or, to the Company's knowledge, by the lessor. Neither the Company nor any of its subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any interest in any of the restaurants owned or operated by the Company or any of its subsidiaries, or to sell or dispose of any of their other respective assets with an individual value of $25,000 or an aggregate value in excess of $100,000.

    (o) Labor Controversies. Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances or complaints) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries relating to their business, (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees.

    (p) Intellectual Property. The Company Disclosure Letter sets forth a true and complete list and description of (a) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor owned by the Company and its subsidiaries (the foregoing, together with the Company's trade dress and trade secrets (including secret recipes and formulae), the "Intellectual Property Rights") and (b) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor licensed to the Company or any of its subsidiaries (the foregoing, together with any rights in trade dress or trade secrets (including secret recipes and formulae) licensed to the Company or any of its subsidiaries, the "Licensed Rights").

      (1) (i) The Intellectual Property Rights are free and clear of any liens, claims or encumbrances and are not subject to any license (royalty bearing or royalty-free) or any other arrangement requiring any payment to any person nor the obligation to grant rights to any person in exchange, except for

    Franchise Agreements disclosed pursuant to the Company Disclosure Letter; (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations other than such terms, conditions and restrictions as are contained in the document granting such license; (iii) the Intellectual Property Rights and the Licensed Rights are all those rights necessary to the conduct of the business of each of the Company, its subsidiaries and the Company's and its subsidiaries' franchisees as presently conducted or as currently contemplated to be conducted; and (iv) neither the Intellectual Property Rights nor the Licensed Rights nor the exploitation by the Company and its subsidiaries thereof shall infringe upon any right of any third party, including, without limitation, any rights under the laws respecting patents, trademarks, copyrights or trade secrets.

      (2) The validity of the Intellectual Property Rights and title thereto, and the validity of the Licensed Rights: (i) have not been questioned in any prior Litigation against or involving the Company or any of its subsidiaries; (ii) are not being questioned in any pending Litigation against or involving the Company or any of its subsidiaries; and (iii) to the knowledge of the Company, are not the subject(s) of any threatened or proposed Litigation.

      (3) The business of each of the Company, its subsidiaries and, to the knowledge of the Company, the Company's and its subsidiaries' franchisees, as presently conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others.

      (4) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or any of the Licensed Rights.

      (5) The Company or its subsidiaries have filed all certificates, affidavits and other documents, and taken all other actions necessary to retain their respective title to all their respective trademarks, service marks, patents and other Intellectual Property Rights and Licensed Rights.

      (6) Since its respective organization, each of the Company and its subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of its respective trade secrets, including know-how, negative know-how, formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, designs, computer programs, and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors.

    The Company does not know of any use by others of any of the Intellectual Property Rights or the Licensed Rights material to the business of the Company, its subsidiaries or the Company's and its subsidiaries' franchisees, each as presently conducted.

    (q) Change of Control Agreements. Except as set forth in the Company SEC Documents filed prior to the date hereof, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of (except as contemplated by Section 2.3), or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company, and, without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

    (r) Contracts and Commitments. All material contracts of the Company or its subsidiaries have been included in the Company SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. Except as listed in the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or bound by any lease, contract or commitment, oral or written, formal or informal, of the following types (each such contract, together with the material contracts required to be filed in the Company SEC documents, the "Material Contracts"):

      (i) mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances, or any guaranty of any of the foregoing;

      (ii) employment and consulting agreements providing for payment in excess of $25,000 per annum;

      (iii) union or other collective bargaining agreements;

      (iv) powers of attorney;

      (v) sales agency, broker, manufacturer's representative and distributorship agreements or other distribution or commission arrangements;

      (vi) licenses of patent, trademark and other intellectual property rights (except for Franchise Agreements and Licensed Intellectual Property identified elsewhere herein);

      (vii) agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of $100,000;

      (viii) contracts or options relating to the sale of any asset with a book value in excess of $100,000, other than sales of inventory in the ordinary course of business;

      (ix) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees, officers or directors of the Company or any of its subsidiaries;

      (x) agreements or commitments for capital expenditures in excess of $100,000;

      (xi) partnership or joint venture agreements;

      (xii) agreements requiring the consent of any party thereto to the consummation of the transactions contemplated hereby;

      (xiii) agreements, contracts or commitments for any charitable or political contribution, except as to charitable contributions not in excess of $1000 in the case of any individual commitment or $5000 in the aggregate;

      (xiv) agreements, contracts, commitments or arrangements relating to any liquor license of any restaurant operated by the Company or any of its subsidiaries; and

      (xv) other agreements, contracts and commitments which are material to the business of the Company or its subsidiaries or which involve payments or receipts of more than $100,000 in any single year, or which were entered into other than in the ordinary and usual course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past.

    All Material Contracts are valid and binding obligations of the Company and/or its subsidiaries (as the case may be) and are enforceable against the Company and/or its subsidiaries, as the case may be, in accordance with their terms. The Company has made available true, correct and complete copies of all Material Contracts to Parent. All Material Contracts have not been modified or amended except as disclosed in the Company Disclosure Letter and there are no other contracts and commitments which were material to the Company or its subsidiaries and their businesses which have lapsed in the last twelve months and which have not been replaced by a comparable contract. The Company and each of its subsidiaries has performed all obligations required to be performed by them, have been paid all amounts required to be paid by them and are not in default in any material respect under any Material Contract and no event has occurred thereunder in each case which, with the lapse of time or the giving of notice or both, would constitute such a default. To the knowledge of the Company: (i) all Material Contracts are valid, binding and enforceable against the other parties thereto in accordance with their terms, and are in full force and effect; (ii) all parties to Material Contracts (other than the Company) have complied with the provisions thereof and have performed all obligations required to be performed by each of them to date; (iii) no such party is in default under any of the terms thereof, and (iv) no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party (other than the Company) under any provision thereof except, in each case, for such non-compliance or default which will not have a Material Adverse Effect on the Company.

    (s) Affiliated Transactions. All transactions between the Company or any of its subsidiaries, on the one hand, and any officer, director or holder of in excess of five percent (5%) of the Company Common Stock, or any affiliate of any of them, have been disclosed in the Company SEC Documents or the Company Disclosure Letter. Except as disclosed in the Company SEC Documents, no officer, director or holder of in excess of five percent (5%) of Company Common Stock has any material interest in (i) any assets, including, without limitation, any intellectual property, used or held for use in the business of the Company and its subsidiaries or (ii) any creditor, supplier or franchisee of the Company or any or its subsidiaries.

    (t) Insurance. The Company and each of its subsidiaries are adequately insured in such amounts and against such risks as are usually insured against by persons operating in the businesses in which the Company and its subsidiaries operate, and all policies relating to such insurance are in full force and effect. All products liability and general liability policies maintained by or for the benefit of the Company or its subsidiaries have been "occurrence" policies and not "claims made" policies.

    (u) Records. The respective corporate record books of or relating to the Company and each of its Significant Subsidiaries made available to Parent by the Company contain accurate and substantially complete records of (x) all material corporate actions of the respective stockholders and directors (and committees thereof) of the Company and its subsidiaries and (y) the certificate of incorporation, by-laws and/or other governing instruments of the Company and its Significant Subsidiaries.

    (ii) The books and records of the Company and its subsidiaries are substantially complete and correct.

    (v) Section 203 of the DGCL. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement. No provision of the certificate of incorporation, by-laws and/or other governing instruments of the Company or any of its subsidiaries would restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any of its subsidiaries that may be acquired or controlled by Parent.

    (w) Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette (the "Independent Advisor") dated October 4, 2000 to the effect that, as of such date, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

    (x) Franchise Matters. The Company Disclosure Letter contains a list of the agreements whereby the Company or its subsidiaries has granted development, franchise or license rights to operate Taco Cabana restaurants, except for agreements which have expired or been terminated (the "Franchise Agreements"). The Franchise Agreements are binding and enforceable against the other parties thereto in accordance with their terms, and are in full force and effect. The Company and each of its subsidiaries is in compliance with all applicable laws governing the offering of franchises. All of the Franchise Agreements are valid and binding obligations of the Company or its subsidiaries, as the case may be, and are enforceable against the Company or its subsidiaries, as the case may be, in accordance with their terms. None of the Franchise Agreements have been amended or modified except as disclosed in the Company Disclosure Letter. The Company or its subsidiaries, as the case may be, has performed all obligations required to be performed by it under the Franchise Agreements, and the Company is not in default in any material respect under any Franchise Agreement and no event has occurred thereunder in each case which, with the lapse of time or the giving of notice or both, would constitute such default. All parties to the Franchise Agreements (other than the Company or its subsidiaries, as the case may be) have complied in all material respects with the provisions thereof and have performed in all material respects all obligations required to be performed by each of them to date; and, except as disclosed in the Company Disclosure Letter, no such party is in default or has ever been in default under any of the material terms thereof and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any such party under any material provision thereof. Except as set forth in the Company Disclosure Letter, there are no claims, actions, suits, arbitrations, controversies, investigations or proceedings pending, or to the knowledge of the Company, threatened or contemplated, against or affecting the Company or any of its subsidiaries in connection with the Franchise Agreements.

    (y) Disclosure. No representation, warranty or covenant made by the Company in this Agreement, any Exhibits or the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

    (z) Company Rights Agreement. The Company has delivered to Parent a true and correct copy of the Rights Agreement as in effect as of the execution and delivery of this Agreement. The board of directors of the Company has amended the Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Neither Parent nor Sub shall be deemed to be an "Acquiring Person" (as defined in the Rights Agreement) and the "Distribution Date" (as defined in the Rights Agreement) shall not be deemed to occur and the Company Rights will not separate from the Company Common Stock as a result of the Company entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement. Neither Parent, the Surviving Corporation nor any of Parent's subsidiaries will have any obligations under the Company Rights or the Rights Agreement and the holders of the Company Rights will have no rights under the Company Rights or the Rights Agreement as a result of the Company entering into this Agreement or the consummation of the Merger and/or the other transactions contemplated by this Agreement.

  3.2 Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company as follows:

    (a) Organization, Standing and Power. Each of Parent and Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (b) Authority. (i) Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent or Sub, as the case may be. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent or Sub, as the case may be, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

    (ii) Subject to compliance with the applicable requirements of the Exchange Act, the HSR Act and the filing of the Certificate of Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to (x) any provision of the certificate of incorporation or by-laws of Parent, the certificate of incorporation or by-laws of Sub, or the governing instruments of any other subsidiary of Parent or (y) except as disclosed in the letter dated the date hereof and delivered by Parent to the Company simultaneously with the execution and delivery of this Agreement (the "Parent Disclosure Letter") and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Parent Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets except Violations under clause (y) above which do not or would not have a Material Adverse Effect on Parent.

    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent or Sub, as the case may be, of the transactions contemplated hereby, and compliance by Parent and Sub with any of the provisions hereof, the failure to obtain which would have a Material Adverse Effect on Parent, except for (A) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger as contemplated by Section 1.1 and appropriate documents with the relevant authorities of states in which Parent and Sub are qualified to do business, and (C) the HSR Filings.

    (c) Information Supplied. None of the information concerning Parent or Sub provided by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (d) Interim Operations of Sub. Sub was incorporated on October 5, 2000, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    (e) Financial Capability. Parent has previously delivered to the Company a true and complete copy of a commitment letter, dated September 29, 2000 (the "Commitment Letter"), addressed to Parent from Chase Bank of Texas, N.A., Parent's debt financing source, for the aggregate amount of up to $250 million of bank financing (the "Financing") for, among other things, the funds necessary to fund the Merger (the "Offer Consideration"). Parent has no reason to believe that the conditions to the Financing will not be satisfied or waived. The Financing and Parent's available funds will be sufficient to fund the Offer Consideration.

                                  ARTICLE IV

                   Covenants Relating to Conduct of Business

  4.1 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing):

    (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with employees, officers, customers, suppliers and others having business dealings with them. The Company and its subsidiaries shall maintain in force all insurance policies and Consents with respect to the Company and its subsidiaries and shall maintain all assets and properties of the Company and its subsidiaries in customary repair, order and condition, reasonable wear and tear excepted. The Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into any new material line of business or (ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the Company Disclosure Letter. The Company and its subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not have a Material Adverse Effect on the Company. The Company and its subsidiaries shall not enter into any new Franchise Agreements. The Company and its subsidiaries shall not amend or modify any existing

  Franchise Agreements or the nature of its relationship with their franchisees, or agree to do either of the foregoing.

    (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall the Company propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends payable by a subsidiary of the Company to the Company or one of its subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

    (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock pursuant to exercises of Company Stock Options or Company Common Stock awards to directors listed in the Company Disclosure Letter.

    (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, their respective certificates of incorporation, by-laws or other governing instruments.

    (e) No Solicitations. The Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, through any officer, director, employee or agent, initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its subsidiaries to take any such action. The Company shall notify Parent in writing (as promptly as practicable) if any written or oral request for information or proposal relating to a Competing Transaction is made and shall keep Parent promptly advised of all such requests and proposals, and shall provide a copy of any written proposals or requests and a summary of all oral proposals or requests. Nothing contained in this Section 4.1(e) shall prohibit the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to acquire it pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, (A) the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (x) provides reasonable notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (y) receives from such person an executed confidentiality agreement no less favorable to the Company than the Confidentiality Agreement between Parent and the Independent Advisor, on behalf of the Company, dated June 4, 1999 (the "Confidentiality Agreement"), (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.2, or recommending an unsolicited, bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, following the receipt of such a proposal, if the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law. In addition, if the Company proposes to enter into an agreement with respect to any Competing Transaction, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent any amounts due to Parent from the Company pursuant to Section 7.3. As used in this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving such person; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of the total assets of such person and its subsidiaries, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such person or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person or group having acquired beneficial ownership of 15% or more of the outstanding shares of capital stock of such person with respect to Company Common Stock); or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    (f) No Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to the Company, except with respect to the development of planned new restaurants as described in the Company Disclosure Letter.

    (g) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of subsidiaries), except as disclosed in the Company Disclosure Letter and for dispositions in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

    (h) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of the Company or any of its subsidiaries or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, (y) indebtedness of any subsidiary of the Company to the Company or to another subsidiary of the Company or (z) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person.

    (i) Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d) and the Company shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to Parent, and the Company shall use its best efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

    (j) Advice of Changes; Government Filings. The Company shall confer on a regular basis with Parent, report on operational matters and promptly advise Parent, orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by the Company with the SEC between the date of this Agreement and the

  Effective Time and shall deliver to Parent copies of all such reports promptly after the same are filed. The Company shall cooperate with Parent in determining whether any filings are required to be made with, or consents required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents and, subject to Parent's approval, paying any such fees or expenses. The Company shall promptly provide Parent with copies of all other filings made by the Company with any state or Federal Governmental Entity (excluding the HSR Filing) in connection with this Agreement, the Merger or the other transactions contemplated hereby.

    (k) Accounting Methods. The Company shall not change its methods of accounting in effect at July 2, 2000, except as required by changes in GAAP as concurred in by the Company's independent auditors.

    (l) Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its subsidiaries that it will not, without the prior written consent of Parent, except as set forth in the Company Disclosure Letter, (i) enter into, adopt, amend (except as may be required by law) or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its subsidiaries, on the one hand, and one or more of its or their directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as increases in the past that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of the Company or any of its subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

    (m) Tax Elections. Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, the Company shall not make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect.

  4.2 Covenants of Parent. Except as expressly contemplated by this Agreement, after the date hereof and prior to the Effective Time, without the prior written consent of the Company:

    (a) Other Actions. Neither Parent nor Sub shall, nor shall it permit any of their respective subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in
  Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d).

    (b) Government Filings. The Parent shall cooperate with the Company in determining whether any filings are required to be made with, or consents required to be obtained from, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents. The Parent shall promptly provide the Company with copies of all other filings made by the Parent with any state or Federal Governmental Entity (excluding the HSR Filings) in connection with this Agreement, the Merger or the other transactions contemplated hereby.

    (c) Extraordinary Transactions. Parent shall not, nor shall it permit any of its subsidiaries to, knowingly enter into or consummate any extraordinary transaction or agreement, which would have a Material Adverse Effect on Parent.

                                   ARTICLE V

                             Additional Agreements

  5.1 Preparation of the Proxy Statement The Company shall as promptly as practicable prepare and file a proxy or information statement relating to Company stockholders' meeting to be held in connection with the approval of the Merger (together with all amendments, supplements and exhibits thereto, the "Proxy Statement") with the SEC and will use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practical time. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the stockholders' meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 5.2, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

  5.2 Stockholder Meeting. The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its stockholders approval of such matters, unless the taking of such action would be inconsistent with the Board of Directors' fiduciary duties to stockholders under applicable laws. The Company shall, at the direction of Parent, solicit from Company stockholders entitled to vote at the Company stockholders' meeting proxies in favor of such approval and shall take all other action necessary or, in the judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger. The Company shall coordinate and cooperate with Parent with respect to the timing of such meeting.

  5.3 Legal Conditions to Merger. Each of the Company and Parent shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of the Company described in Section 6.1 (a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and of any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in such party's reasonable opinion,
(x) to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render uneconomic the consummation of the Merger or (y) in the case of the Company, to result in the imposition of a condition or restriction on the Company, the Surviving Corporation or any of their respective subsidiaries of the type referred to in Section 6.2(d). Each of the Company and Parent will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

  5.4 Access to Information. Upon reasonable notice, the Company and each of its subsidiaries shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, commitments and records and, during such period, each of the Company and its subsidiaries shall make available to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. No investigation by either Parent or the Company shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made to such first party.

  5.5 Brokers or Finders. Except as disclosed to the other party prior to the date hereof, each of Parent and the Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Independent Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been delivered by the Company to Parent prior to the date of this Agreement), and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliates.

  5.6 Indemnification; Directors' and Officers' Insurance.

  (a) As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certification of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Parent and Company agree that the directors, officers and employees of the Company covered thereby are intended to be third party beneficiaries under this
Section 5.6 and shall have the right to enforce the obligations of the Surviving Corporation and the Parent.

  (b) The Surviving Corporation shall maintain in effect for six years (or such shorter period as Parent maintains similar policies for the benefit of its directors and officers) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

  5.7 Shareholder Lists. The Company shall promptly upon request of Parent, or shall cause its transfer agent to promptly, furnish Parent with mailing labels containing the names and addresses of all record holders of Company Common Stock and with security position listings of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Company Common Stock. The Company shall furnish Parent with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably request.

  5.8 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Company's and Parent's consent, which shall not be unreasonably withheld.

  5.9 Communication to Employees. The Company and Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement. Upon reasonable notice, the Company shall provide Parent access to the Company's and its subsidiaries' employees and facilities.

  5.10 Environmental Matters. The Company shall cooperate with Parent and take or cause to be taken all actions necessary to complete any questionnaires or surveys which Parent or its lenders may require in connection with Environmental Matters relating to the Company, any of its subsidiaries or any of their respective properties or assets. Parent shall have the right, if required by its lenders, to cause an independent environmental consultant chosen by it at its sole discretion, to inspect, audit, and test any of the Company's or its subsidiaries' premises for the existence of any and all Environmental Liabilities and any and all violations of laws related to Environmental Matters (the "Environmental Audit") and to deliver a report describing the findings and conclusions of the Environmental Audit. The scope, sequence, and timing of the Environmental Audit shall be at the sole discretion of Parent, and the Environmental Audit may be commenced at any time on or after the date hereof.

                                  ARTICLE VI

                             Conditions Precedent

  6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

    (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations or early terminations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, including without limitation, with respect to any liquor licenses or permits.

    (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

  6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the President and Chief Executive Officer of the Company, and by the Chief Financial Officer of the Company to such effect.

    (b) Performance of Obligations of Company. The Company shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the President and Chief Executive Officer of the Company and by the Chief Financial Officer of the Company to such effect.

    (c) Consents Under Agreements. The Company shall have obtained the consent or approval of (i) the landlords or lessors whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or its subsidiaries pursuant to the Merger to any obligation, right or interest of the Company or any of its subsidiaries under the real property leases set forth in Section 6.2(c) of the Parent Disclosure Letter and (ii) except for those consents or approvals for which failure to obtain such consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each person (other than the Requisite Regulatory Approvals or with respect to any real property leases set forth in Section 6.2(c) of the Parent Disclosure Letter) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument (other than the consent of International Bank of Commerce with respect to the Sixth Amended Loan Agreement dated as of March 10, 2000, the Fifth Amended Revolving Loan Agreement dated as of March 10, 2000 and associated real estate lien notes and mortgages to which the Company is a party).

    (d) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Parent, the Surviving Corporation or their respective subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render uneconomic the consummation of the Merger, or which would require Parent or any of its subsidiaries to dispose of any asset which is material to Parent prior to the Effective Time.

    (e) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

    (f) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

    (g) Financing. Parent shall not have been unable to consummate the Merger and the other transactions contemplated by this Agreement by reason of inadequate financing as a result of the lenders described in the Commitment Letter refusing to consummate the financing specified therein pursuant to and in accordance with the terms thereof by reason of their assertion that the condition precedent regarding no material adverse changes contained therein has not been fulfilled or satisfied.

  6.3 Conditions to Obligations of Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

    (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chairman and Chief Executive Officer of Parent, or a Corporate Vice President of

  Parent, and by the Senior Vice President and Chief Financial Officer of Parent or the Corporate Vice President and Treasurer of Parent to such effect.

    (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed and complied in all material respects with all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the President and Chief Executive Officer of Parent or a Corporate Vice President of Parent, and by the Senior Vice President and Chief Financial Officer of Parent or the Corporate Vice President and Treasurer of Parent to such effect; provided, however, that the performance and compliance of Parent and its subsidiaries with Section 4.2(c) shall not be a condition precedent to the obligation of the Company to effect the Merger unless the lenders described in the Commitment Letter refuse to consummate the financing specified therein on the grounds that the condition precedent regarding no material adverse changes relating to Parent and its subsidiaries, taken as a whole, contained in the Commitment Letter was not fulfilled or satisfied as a result of Parent or any of its subsidiaries entering into an extraordinary transaction prohibited under
  Section 4.2(c).

                                  ARTICLE VII

                           Termination and Amendment

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

    (a) by mutual consent of Parent and the Company in a written instrument, whether or not the Merger has been approved by the stockholders of the Company;

    (b) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue such that the conditions set forth in Section 6.2(a) or
  Section 6.2(b), as the case may be, would be incapable of being satisfied by June 30, 2001;

    (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue such that the conditions set forth in Section 6.3(a) or
  Section 6.3(b), as the case may be, would be incapable of being satisfied by June 30, 2001;

    (d) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

    (e) by either Parent or the Company if the Merger shall not have been consummated on or prior to June 30, 2001 (or such later date as may be agreed to in writing by the Company and Parent) (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

    (f) by either Parent or the Company, if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

    (g) by Parent, if the Board of Directors of the Company shall have (i) withdrawn, modified or changed its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein in any manner which is adverse to Parent or Sub or shall have resolved to do the foregoing; or (ii) approved or have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do the foregoing;

    (h) by Parent, if (i) the Company shall have exercised a right specified in clause (i) of the third sentence of Section 4.1(e) with respect to any transaction referred to therein and shall, directly or through agents or representatives, continue discussions with any third party concerning such transaction for more than 21 calendar days after the date of receipt of such Competing Transaction, or (ii) (x) a tender offer or exchange offer or a proposal by a third party to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or similar transaction shall have been commenced or publicly proposed which contains a proposal as to price (without regard to the specificity of such price proposal) and (y) the Company shall not have rejected such proposal within 10 business days of its commencement or the date such proposal first becomes publicly disclosed, if sooner.

    (i) The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

  7.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by either the Company or Parent as provided in
Section 7.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors except with respect to the penultimate sentence of Section 5.4 and Sections 5.5 and 7.3; provided, however, that, subject to the provisions of Section 8.8, nothing herein shall relieve any party of liability for any breach hereof.

  7.3 Fees, Expenses and Other Payments. (a) Except as otherwise provided in this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses").

  (b) The Company agrees that if this Agreement shall be terminated pursuant to:

    (i) Section 7.1(b) and (x) such termination is the result of material breach of any covenant, agreement, representation or warranty contained herein and (y) at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, a Business Combination (as defined in Section 7.3(e)) involving the Company shall have occurred or the Company shall have entered into a definitive agreement providing for such a Business Combination, which Business Combination contains a proposal as to the price per share which is in excess of the Merger Consideration;

    (ii) Section 7.1(f) because the Agreement, the Merger and the other transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of the stockholders of the Company called to vote thereon, and at the time of such meeting there shall exist a proposal with respect to a Business Combination with respect to the Company which either (x) the Board of Directors of the Company has not publicly opposed or (y) is consummated, or a definitive agreement with respect to which is entered into, at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement; or

    (iii) Section 7.1(g) or Section 7.1(h);

then in each such event the Company shall pay to Parent an amount equal to $4,500,000, plus all of Parent's Expenses not to exceed $850,000.

  (c) The Company agrees that if this Agreement shall be terminated pursuant to Section 7.1(b), then the Company shall pay to Parent an amount equal to Parent's Expenses not to exceed $850,000; provided that the Company shall not be obligated to make any payment pursuant to this Section 7.3(c) if the Company shall be obligated to make a payment to Parent pursuant to Section 7.3(b).

  (d) Parent agrees that if this Agreement shall be terminated solely as a result of the non-satisfaction or non-fulfillment of the condition set forth in Section 6.2(g) due to the lenders described in the Commitment Letter asserting that the condition precedent regarding no material adverse changes contained in the Commitment Letter was not fulfilled or satisfied for any reason other than a material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, then Parent shall pay to the Company an amount equal to the Company's Expenses not to exceed $850,000.

  (e) Any payment required to be made pursuant to Section 7.3(b), Section 7.3(c) or Section 7.3(d) shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Parent, except that any payment to be made as the result of an event described in Section 7.3(b)(i) or clause (y) of Section 7.3(b)(ii) shall be made as promptly as practicable but not later than five business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

  (f) For purposes of this Section 7.3, the term "Business Combination" shall mean any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination or similar transaction;
(ii) any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) the acquisition by a person or any group of beneficial ownership of 20% or more of the capital stock of the Company whether by tender offer or exchange offer or otherwise.

  7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII

                              General Provisions

  8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 2.3, 4.2(a), 5.6, 5.8, 7.3 and Article VIII.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to:

    Carrols Corporation
    968 James Street
    Syracuse, NY 13203
    Attention: Joseph A. Zirkman, Esq.
    Facsimile: (315) 475-9616

    With a copy to:

    Rosenman & Colin LLP
    575 Madison Avenue
    New York, New York 10022-2585
    Attention: Wayne A. Wald, Esq.
    Facsimile: (212) 940-8776

  (b) if to the Company, to:

    Taco Cabana, Inc.
    8918 Tesoro Dr.
    San Antonio, TX 78217
    Attention: Chief Executive Officer
    Facsimile: (210) 280-0616

    With a copy to:

    Akin Gump Strauss Hauer & Feld, L.L.P.
    300 Convent Street, Suite 1500
    San Antonio, TX 78205
    Attention: Cecil Schenker, Esq.
    Facsimile: (210) 224-2035

  8.3 Certain Definitions. For purposes of this Agreement:

  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

  (b) "beneficially own" or "beneficial ownership" with respect to any securities, means having "beneficial ownership" of such securities in accordance with the provisions of Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person include securities beneficially owned by all other persons with whom such person would constitute a group;

  (c) "group" means two or more persons acting together for the purpose of acquiring, holding, voting or disposing of any securities, which persons would be required to file a Schedule 13D or Schedule 13G with the

SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such persons beneficially owned a sufficient amount of such securities to require such a filing under the Exchange Act;

  (d) "person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other legal entity;

  (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

  (f) Any accounting term that is used in the context of describing or referring to an accounting concept and that is not specifically defined herein shall be construed in accordance with GAAP as applied in the preparation of the financial statements of the Company included in the Company SEC Documents (including, without limitation, the Year-End Financial Statements and the Balance Sheet).

  8.4 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 6, 2000.

  8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  8.6 Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) except as provided in Sections 2.2, 2.3 and 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

  8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, except to the extent Delaware law shall govern the Merger, without regard to any applicable conflicts of law provisions thereof.

  8.8 Severability; No Remedy in Certain Circumstances. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

  8.9 Publicity. Except as otherwise required by law or the rules of the Nasdaq National Market, so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

  8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  8.11 Adjustment. All dollar amounts and share numbers set forth herein, including without limitation the Merger Consideration, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Company Common Stock, between the date of this Agreement and the Effective Time, to the extent appropriate.

  8.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of applicable jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of New York or a New York state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

  In Witness Whereof, Parent, Sub and the Company have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of October 6, 2000.

                                          Carrols Corporation

                                                   /s/ Joseph Zirkman
                                          _____________________________________
                                          Name: Joseph Zirkman
                                          Title:Vice President

                                          Spur Acquisition Corp.

                                                   /s/ Joseph Zirkman
                                          _____________________________________
                                          Name: Joseph Zirkman
                                          Title:Vice President

                                          Taco Cabana, Inc.

                                                  /s/ Stephen V. Clark
                                          _____________________________________
                                          Name: Stephen V. Clark
                                          Title:President and CEO

                                                                     APPENDIX B

                             DLJ FAIRNESS OPINION

                                                                October 4, 2000

Board of Directors
Taco Cabana, Inc.
8918 Tesoro Drive, Suite 200
San Antonio, TX 78217

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the stockholders of Taco Cabana, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, to be dated as of or about October 6, 2000 (the "Agreement"), by and among Carrols Corporation ("Carrols"), the Company and Spur Acquisition Corp., a wholly-owned subsidiary of Carrols ("Sub"), pursuant to which Sub will be merged (the "Merger") with and into the Company.

  Pursuant to the Agreement, each share of common stock of the Company will be converted into the right to receive $9.04 per share in cash.

  In arriving at our opinion, we have reviewed the draft dated September 29, 2000 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with management of the Company. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning July 3, 2000 and ending December 31, 2005 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations and considered such other factors as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company. We were not recently requested to, nor did we recently, solicit the interest of any other party in acquiring the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                                    /s/ Kelly K. Masuda
                                          By: _________________________________
                                                      Kelly K. Masuda
                                                   Senior Vice President

                                                                     APPENDIX C

                STATUTORY PROVISION REGARDING APPRAISAL RIGHTS:
              Section 262 of the Delaware General Corporation Law

(S) 262. Appraisal rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                           Taco Cabana, Inc.
--------------------------------------------------------------------------------
--------------
CONTROL NUMBER
--------------
                      Instructions for Voting Your Proxy

Taco Cabana, Inc. is now offering shareholders of record three alternative ways of voting your proxies:

 . By Telephone (using a touch tone telephone)

 . Through the Internet (using a browser)

 . By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

----------------
TELEPHONE VOTING     Available only until 11:00 a.m. Eastern time on December
----------------     17, 2000

 .    This method of voting is available for residents of the U.S. and Canada
 .    On a touch tone telephone, call TOLL FREE 1-877-550-2480 24 hours a day, 7 days a week
 .    You will be asked to enter ONLY the CONTROL NUMBER shown above
 .    Have your proxy card ready, then follow the prerecorded instructions
 .    Your vote will be confirmed and cast as you directed

---------------
INTERNET VOTING      Available only until 11:00 a.m. Eastern time on December
---------------      17, 2000


 .    Visit the Internet voting Website at http://www.computershare.com/us/proxy
                                          -------------------------------------
 .    Enter the CONTROL NUMBER shown above and follow the instructions on your screen
 .    You will incur only your usual Internet charges
--------------
VOTING BY MAIL
--------------
 .    Simply mark, sign and date your proxy card and return it in the postage-
     paid envelope
 .    If you are voting by telephone or the Internet, please do not mail your proxy card





                TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
   PROXY

                               TACO CABANA, INC.
          This Proxy is Solicited on Behalf of the Board of Directors
         for the Special Meeting of Stockholders on December 18, 2000

     The undersigned hereby appoints STEPHEN V. CLARK and DAVID G. LLOYD, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Taco Cabana, Inc. to be held at the offices of Taco Cabana, 8918 Tesoro Drive, Suite 200, San Antonio, Texas at 10:00 a.m. Central Standard Time on December 18, 2000 and at any adjournments thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Special Meeting and Proxy Statement, as directed on the reverse side hereof.

     Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.

             (Important - To be signed and dated on reverse side)

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

         Please mark vote in
         the following manner                            //
         using dark ink only


This proxy will voted as specified. If no specification is made, it will be voted for the proposal. The proxies are authorized to vote in their discretion with respect to other matters which may properly come before the meeting.

1. To approve the Agreement and Plan of Merger among Taco Cabana, Inc., Carrols Corporation and Spur Acquisition Corp., dated as of October 6, 2000, and to approve the merger contemplated thereby pursuant to which Spur Acquisition Corp. will be merged with and into Taco Cabana and stockholders of Taco Cabana will become entitled to receive $9.04 per share in cash for their shares of Taco Cabana common stock.

                  FOR               AGAINST             ABSTAIN
                  [ ]                 [ ]                 [ ]

                                           DATE:                      , 2000
                                                ---------------------
                                           ---------------------------------
                                           ---------------------------------
                                           SIGNATURE(S)

                                           IMPORTANT: Please mark, date and sign
                                           exactly as name appears hereon,
                                           including designation as executor,
                                           trustee, etc. if applicable. A
                                           corporation must sign in its name by
                                           the President or other authorized
                                           officer. All co-owners must sign.